Exhibit (a)(3)

Vsource, Inc.

7855 Ivanhoe Avenue

Suite 200

La Jolla, California 92037

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

After careful consideration, the Board of Directors of Vsource, Inc. (“Vsource” or the “Company”) approved and authorized the transactions described below. In addition, our Board of Directors approved an amendment to our Certificate of Incorporation to convert our Series 4-A Preferred Stock to common stock (the “Amendment”). These transactions and the Amendment have also been approved by certain of our shareholders who collectively own shares of our common and preferred stock that entitle them to cast over 80% of the outstanding voting power of all of our outstanding capital stock. These approvals are sufficient under Delaware corporate law to effectuate and complete these transactions and the Amendment. Accordingly, we are not submitting these transactions or the Amendments to our other shareholders for a vote, and this Information Statement is being furnished to our shareholders solely to provide them with certain information in accordance with the requirements of Delaware law and the Securities Exchange Act of 1934, and the regulations thereunder, including Regulation 14C.

The majority of our business operations are currently conducted through our Malaysian subsidiary, Vsource Asia Berhad (formerly known as Vsource (Malaysia) Berhad) (“Vsource Asia”). In fiscal 2004, Vsource Asia generated approximately 99% of our combined revenues. We currently own 177,567 ordinary shares of Vsource Asia, representing 61.2% of its total outstanding shares. This Information Statement describes a series of transactions pursuant to which we will distribute to the holders of our preferred stock, or sell, our entire interest in Vsource Asia, as more fully described below (the “Transaction”).

The Transaction will involve a number of steps. First, we will contribute 100% of our ownership interest in Vsource Asia to a new wholly owned subsidiary (“Asia Holding Co.”). Next, we will offer each holder of our Series 1-A, Series 2-A and Series 4-A Preferred Stock (the “Preferred Stock”) the opportunity to exchange such holder’s Preferred Stock for common shares of Asia Holding Co. Any shares of Preferred Stock which are tendered to us in this exchange offer will be cancelled. Upon completion of this exchange offer, each outstanding share of our common stock will remain outstanding and the former holders of our Preferred Stock who participated in the exchange offer will own shares of Asia Holding Co. The exchange ratios have been set so that if all of the Preferred Stock is exchanged in the exchange offer, almost all of the shares of Asia Holding Co. will be distributed to the holders of our Preferred Stock with Vsource continuing to hold approximately 300 shares as a result of rounding of fractional shares, which it plans to sell to Symphony.

Finally, Symphony House Berhad (“Symphony”), a Malaysian company which currently owns 30.3% of Vsource Asia, is simultaneously offering to purchase, for cash, all of the common shares of Asia Holding Co. This offer by Symphony is being made to Vsource and the holders of our Preferred Stock who acquire shares of Asia Holding Co. in the exchange offer. If all of our Preferred Stock is not exchanged for shares of Asia Holding Co. we intend to tender the shares of Asia Holding Co. that we continue to own to Symphony pursuant to the Symphony purchase offer. As a result, after the Transaction is complete we will not own any interest in Vsource Asia. Symphony is also offering all shareholders of Asia Holding Co. that accept the cash offer for their shares of Asia Holding Co. the right to purchase, on a pro rata basis, up to an aggregate of 47,906 of the shares of Vsource Asia currently held by Symphony, representing approximately 16.5% of the total outstanding shares of Vsource Asia.

In addition to the Transaction, our Board of Directors and the majority shareholders have also approved an amendment to our Certificate of Incorporation. This Amendment will provide for the conversion of our Series 4-A Preferred Stock into Vsource common stock. This Amendment will only be filed by us if the Transaction is completed.

Each of these items are described in more detail in this Information Statement. We plan to complete the Transaction and the Amendment on October 31, 2004 or soon thereafter.

BY ORDER OF THE BOARD OF DIRECTORS.

Phillip E. Kelly
Chairman and Chief Executive Officer

This Information Statement is being mailed on or about September 4, 2004 to all shareholders of record on the close of business on August 10, 2004. This Information Statement constitutes notice to Vsource’s shareholders of corporate action by shareholders without a meeting as required by the Delaware General Corporation Law.

The date of this Information Statement is September 1, 2004.

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QUESTIONS AND ANSWERS

Q:  What am I being asked to approve?

A:  You are not being asked to approve anything. This Information Statement is being provided to you solely for your information. Shareholders holding a majority of the outstanding voting stock of Vsource (the “Majority Shareholders”) have already approved the Transaction and the Amendment. Therefore, no further vote is required and we are not seeking your vote.

Q:  Why isn’t a meeting of shareholders being held?

A:  Delaware law allows shareholders to act by written consent instead of holding a meeting of the shareholders, unless prohibited by a company’s Certificate of Incorporation, provided that prompt notice is given to the shareholders who have not consented to the action. Our Certificate of Incorporation does not prohibit shareholder action by written consent and this Information Statement has been sent to you to notify you of the action taken by the Majority Shareholders.

Q:  Do I have appraisal rights?

A:  No.    Under Delaware law you are not entitled to appraisal rights as a result of the Transaction or the Amendment.

Q:  Will I recognize gain or loss in connection with the Transaction?

A:  The Transaction will not result in any tax consequences for our existing common shareholders or for holders of Preferred Stock that do not participate in the exchange offer. Holders of Preferred Stock who do exchange shares of Preferred Stock for shares of Asia Holding Co. generally will recognize gain or loss depending on the value of the Asia Holding Co. shares received by them in the exchange and their tax basis in their shares of Preferred Stock. However, if a holder of Preferred Stock that participates in the exchange continues to hold Vsource common or preferred shares (or options or warrants to acquire such shares) following the exchange, the receipt of the Asia Holding Co. shares in the exchange may be taxable to that holder as a dividend.

Q:  Are there any conditions to the Transaction?

A:  Yes.    There are several conditions, including the following:

•	There can be no regulatory or other bar to completing the transactions;

•	The offer from Symphony to purchase the common shares of Asia Holding Co. must not have been revoked or withdrawn for any reason;

•	The holders of a majority of the outstanding shares of Series 1-A, Series 2-A and Series 4-A Preferred Stock, each voting as a separate class, must agree that the Transaction, including our contribution of 100% of our ownership interest in Vsource Asia to Asia Holding Co., as well as the exchange by holders of our Preferred Stock for common shares of Asia Holding Co., will not be deemed a liquidation.

•	The holders of at least 51% of the outstanding shares of Series 4-A Preferred Stock must agree to cause any shares of Series 4-A Preferred Stock that are not exchanged for shares of Asia Holding Co. to be converted into common stock and therefore extinguish the Series 4-A Preferred Stock’s put right.

•	The holders of at least 51% of the outstanding shares of each class of Preferred Stock must elect to exchange their Preferred Stock for shares of Asia Holding Co. in the exchange offer.

•	The holders of at least 75% of the common shares of Asia Holding Co. must agree to tender their common shares of Asia Holding Co. to Symphony;

•	We must obtain:

•	approval of the Malaysian Securities Commission for the sale of our shares of Vsource Asia to Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993; and

•	a waiver from the Malaysian Securities Commission from the requirement for Asia Holding Co. to make a general offer for the remaining shares of Vsource Asia pursuant to the Malaysian Code on Take-Overs and Mergers 1998 (the “Take-Over Code”).

•	Symphony must obtain:

•	a waiver from the Malaysian Securities Commission from the requirement for Symphony to make a general offer for the remaining shares of Vsource Asia not held by Asia Holding Co. following the acquisition by Symphony of shares of Asia Holding Co., pursuant to the Practice Notes on upstream acquisition under the Take-Over Code;

•	approval of the Malaysian Securities Commission for the offer of Symphony’s shares in Vsource Asia to shareholders of Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993;

•	approval from Bank Negara Malaysia for investments outside of Malaysia and the purchase from non-Malaysian residents of securities registered outside of Malaysia pursuant to ECM 9 and 10 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953; and

•	shareholders’ approval of the purchase of Asia Holding Co. shares from, and the subsequent sale of Vsource Asia shares to, the holders of Vsource Preferred Stock who had exchanged their Preferred Stock for shares of Asia Holding Co.

•	The holders of the Series 4-A Preferred Stock that are party to the Stockholders Agreement and Registration Rights Agreement dated as of October 25, 2000, between Vsource and the shareholders party thereto (the “Stockholders Agreement and Registration Rights Agreement”), including Capital International Asia CDPQ Inc., must agree to terminate these agreements.

Q:  What business will be conducted by Vsource after the Transaction is completed?

A:  After the Transaction is completed, we will have a limited staff of approximately nine employees and limited operations. Our remaining employees will primarily be focused on managing our remaining liabilities, continuing to provide certain consulting services to third parties and support services to Vsource Asia, and determining how to utilize our remaining resources. Vsource will continue to be a party to the Business Alliance Agreement that we entered into with Vsource Asia on February 27, 2004 (the “Business Alliance Agreement”). Under the Business Alliance Agreement, Vsource Asia will pay us a specified percentage of the gross margin resulting from each client contract that it enters into as a result of our sales and marketing efforts. In fiscal 2004 the operations that we are retaining generated cumulative revenue of approximately $150,000. The amount of cash that we will have after the Transaction will depend upon how many shares of Preferred Stock are tendered in the exchange offer and how many shares of Asia Holding Co. we sell to Symphony pursuant to its purchase offer. In light of this uncertainty and the other risks associated with completing the Transaction, our senior management and our Board of Directors have decided to defer any decisions regarding our future activities and our use of such cash proceeds until after the Transaction has been completed.

Q:  When do you expect to complete the transaction?

A:  We expect to complete the transaction on October 20, 2004. As mentioned previously, there are several conditions to the closing of the transaction.

Q:  Who can I call with questions?

A:  Please call James Higham, the Deputy General Counsel of Vsource, at (858) 551-2917.

SUMMARY TERM SHEET

This section highlights selected information in this document and may not contain all of the information important to you. We urge you to read carefully the entire document to fully understand the Transaction.

Description of Transaction

The Transaction is comprised of three key steps:

First, we will form a new wholly-owned subsidiary called Asia Holding Co. We will transfer 177,567 ordinary shares of Vsource Asia, representing all of our ownership interest in Vsource Asia, to Asia Holding Co.

Second, we will initiate an exchange offer with the holders of our Preferred Stock. Pursuant to the exchange offer:

•	each holder of Series 1-A Preferred Stock will have the right to exchange all, and not less than all, of their shares of Series 1-A Preferred Stock for shares of Asia Holding Co., at an exchange ratio of 6.639 shares of Asia Holding Co. for each share of Series 1-A Preferred Stock;

•	each holder of Series 2-A Preferred Stock will have the right to exchange all, and not less than all, of their shares of Series 2-A Preferred Stock for shares of Asia Holding Co., at an exchange ratio of 17.818 shares of Asia Holding Co. for each share of Series 2-A Preferred Stock; and

•	each holder of Series 4-A Preferred Stock will have the right to exchange all, and not less than all, of their shares of Series 4-A Preferred Stock for shares of Asia Holding Co., at an exchange ratio of 5,059.217 shares of Asia Holding Co. for each share of Series 4-A Preferred Stock.

The Company will not issue fractional shares of Asia Holding Co. but will issue that number of shares to each shareholder participating in the exchange equal to the product of the ratios above rounded down to the nearest whole number. The ratios above have been set so that if all of the Preferred Stock is exchanged in the exchange offer, almost all of the shares of Asia Holding Co. will be distributed to the holders of our Preferred Stock with VSource continuing to hold approximately 300 shares as a result of rounding of fractional shares, which it plans to sell to Symphony.

Third, Symphony is simultaneously making a cash offer to purchase all of the shares of Asia Holding Co. for $0.158 per share. This offer is being made to Vsource and the holders of our Preferred Stock who exchange their Preferred Stock for shares of Asia Holding Co. If any holders of Preferred Stock do not participate in the exchange offer and we therefore retain an ownership interest in Asia Holding Co., we intend to tender all of our remaining shares of Asia Holding Co. to Symphony pursuant to the Symphony purchase offer.

In addition, all holders of our Preferred Stock who participate in the exchange offer and subsequently tender their shares of Asia Holding Co. to Symphony for cash will be provided with the opportunity to purchase, on a pro rata basis, up to an aggregate of 47,906 shares of Vsource Asia currently held by Symphony, representing approximately 16.5% of the total outstanding shares of Vsource Asia, at a price of $89.05 per share (subject to adjustment for stock splits, combinations, and certain dividends or distributions), which, if Symphony buys all the shares of Asia Holding Co., will approximately equal the number of shares of Vsource Asia that will be owned by Asia Holding Co. divided by the total purchase price paid by Symphony in the Symphony purchase offer. This offer by Symphony will provide the holders of our Preferred Stock with an opportunity to obtain a direct investment in Vsource Asia if they desire to reinvest the proceeds they receive in the Transaction. Holders of Preferred Stock may be able to purchase more than their pro rata allocation of shares of Vsource Asia depending on how many holders of Preferred Stock exercise their rights to purchase shares of Vsource Asia from Symphony.

Finally, in order to assist certain holders of our Preferred Stock in obtaining capital gain or loss, rather than dividend, tax treatment in connection with the exchange of their Preferred Stock for shares of Asia Holding Co., Symphony has entered into an agreement to purchase the Vsource common stock held by six holders of our Preferred Stock and warrants to purchase Vsource common stock from one holder of our Preferred Stock. Certain of these holders are officers and directors of Vsource. This offer by Symphony is described in more detail in “Interests of Certain Persons in the Transaction”.

We plan to complete the Transaction on October 31, 2004 or soon thereafter.

Reasons for the Transaction

We believe these are a number of potential benefits associated with the Transaction, including:

•	simplifying our cumbersome and complex capital structure;

•	providing the holders of our Preferred Stock, through the exchange offer and the Symphony purchase offer, with the right to either receive cash for their shares or continue to maintain an investment in the business by obtaining an ownership interest in Asia Holding Co. or Vsource Asia

•	eliminating the majority of (and possibly all of) the senior liquidation preferences and dividend preferences of the Preferred Stock over the common stock of the Company;

•	increasing our common stock’s voting power, including by reducing or potentially eliminating the anti-dilution conversion features of the Series 1-A Preferred Stock and Series 2-A Preferred Stock;

•	assuming that all holders of our Preferred Stock participate in the exchange offer, providing the holders of our common stock with the opportunity to obtain a return on their investment that would not be available given our current operations if the Preferred Stock remained outstanding;

•	extinguishing the put option that would become available to holders of the Series 4-A Preferred Stock after March 31, 2006, which could potentially force Vsource into liquidation at that time and which has deterred some prospective clients and investors who were concerned with our financial viability; and

•	terminating the Stockholders Agreement, which gave certain of our Series 4-A stockholders significant control over our operations and actions.

In deciding to pursue the Transaction, we considered other options for the Company. As described elsewhere in this Information Statement, Vsource Asia is pursuing an initial public offering on Malaysia’s Mesdaq Market. One of the options we considered was to continue to hold our interest in Vsource Asia until after the IPO was completed. However, given the risks associated with completing an IPO on attractive terms in the current economic environment and the restrictions on sales of Vsource Asia shares that are imposed by Malaysian law and practice after an initial public offering, we believe that the Transaction is more beneficial to our shareholders since it provides them with an option to either retain an interest in Asia Holding Co. or Vsource Asia or obtain cash immediately for their shares.

Holders of Common Stock will Retain their Shares

Upon completion of the Transaction, each outstanding share of common stock will remain outstanding.

We are not Asking Shareholders to Vote

The Majority Shareholders have already approved the Transaction. Therefore, no further vote is required and we are not seeking your vote.

Interests Of Certain Of Our Directors And Officers In The Transaction

Some of our officers and directors are shareholders of Vsource and have interests in the Transaction that are different from, or in addition to, those of our shareholders generally. In particular, a number of our officers and directors own, or are affiliated with organizations that own, significant amounts of our Preferred Stock. Our Board of Directors was aware of these interests and created a Special Committee in order to (i) evaluate and determine the final structure, terms, conditions and advisability of the Transaction, (ii) consider alternative proposals for the Transaction or determine not to enter into the Transaction, (iii) engage in negotiations with any parties proposing alternative proposals, (iv) determine if any such transactions were fair to and in the best interests of Vsource and our stockholders, (v) recommend to the entire Board of Directors what action, if any, should be taken by Vsource with respect to such transactions, and (vi) take any other actions related thereto. The potential conflicts of interest are discussed in more detail below.

Vsource’s Operations, Assets And Liabilities After The Transaction Is Completed

Our Operations

After the Transaction is completed, we will have a limited staff of approximately nine employees and limited operations. Our remaining employees will primarily be focused on managing our remaining liabilities, continuing to provide certain consulting services to third parties and support services to Vsource Asia, and determining how to utilize our remaining resources. Vsource will continue to be a party to the Business Alliance Agreement that we entered into with Vsource Asia. Under the Business Alliance Agreement, Vsource Asia will pay us a specified percentage of the gross margin resulting from each client contract that it enters into as a result of our sales and marketing efforts. In fiscal 2004 the operations that we are retaining generated cumulative revenue of approximately $150,000. As described in more detail below, the amount of cash that we will have after the Transaction will depend upon how many shares of Preferred Stock are tendered in the exchange offer and how many shares of Asia Holding Co. we sell to Symphony pursuant to its purchase offer. In light of this uncertainty and the other risks associated with completing the Transaction, our senior management and our Board of Directors have decided to defer any decisions regarding our future activities and the use of such cash resources until after the Transaction has been completed.

Our Assets and Liabilities

After the Transaction is complete, our primary asset will be the cash which we will retain. The amount of cash that we will have after the Transaction will depend on how many shares of Preferred Stock are exchanged for shares of Asia Holding Co. in the exchange offer. If all shares of Preferred Stock are exchanged, we will not receive any proceeds from the Symphony purchase offer and we anticipate that we will have approximately $3.0 million of cash and cash equivalents on hand. If, however, all of the Preferred Stock is not exchanged for shares of Asia Holding Co., then we will retain an interest in Asia Holding Co. and we intend to sell that entire interest to Symphony for cash pursuant to the Symphony purchase offer, subject to the relevant approvals being obtained from the Malaysian authorities.

After the Transaction is complete we will have approximately $1.1 million in liabilities. As a result of the Transaction, Vsource will recognize a taxable gain, which the Company believes will be offset by existing net operating losses. However, the Company believes that after the Transaction it will have an additional federal and state income tax liability of approximately $160,000. In addition to the liabilities described above, Vsource will continue to be party to the lease for our LaJolla and Hong Kong offices and will retain certain members of management, including Phil Kelly and Dennis Smith, and certain members of our sales and marketing staff.

Our Capital Structure

If the Transaction is completed and all of the Preferred Stock is exchanged for shares of Asia Holding Co., our capital structure will be comprised solely of common stock, and out of the money warrants and options to purchase common stock. There will be no classes of stock with senior liquidation preferences or senior rights to dividend distribution. In addition, our common stock, which represents only 10.2% of the total voting power of Vsource as of June 1, 2004, would represent 100% of the total voting power. There can be no assurance that all of our Preferred Stock will be tendered in the Transaction. We have been informed by holders of over 80% of our outstanding Series 4-A Preferred Stock that they intend to tender such shares in the exchange offer, and that they will cause any shares of Series 4-A Preferred Stock that are not being tendered to be converted into shares of common stock. In addition, we will not complete the exchange offer if less than 51% of the shares of each series of Preferred Stock is tendered in the exchange offer. However, if more than 51% but less than 100% of the Series 1-A Preferred Stock or Series 2-A Preferred Stock is tendered in the exchange offer, then shares of such Preferred Stock, which are senior to the common stock in terms of liquidation of and dividend preferences, will remain outstanding.

GENERAL INFORMATION

The Company

We provide comprehensive business process outsourcing solutions into and across the Asia-Pacific region, and human capital management services to small and medium sized businesses in the United States. Business process outsourcing, commonly referred to as “BPO”, is the outsourcing by a company of certain business and operational functions by hiring third-party vendors such as Vsource to perform those functions on their behalf. If such functions are not outsourced, then a company would need to perform those functions internally, using its own personnel, infrastructure and resources. As described elsewhere in this Information Statement, Vsource Asia operates all of our business process outsourcing solutions business. Starting in October 2003, we began offering human capital management services. On July 1, 2004 this business was sold.

Vsource Asia offers business process outsourcing solutions to its clients. Vsource Asia’s solutions and operating systems are designed so that companies can confidently rely on it to operate important technical, administrative and sales functions on their behalf in multiple countries globally. Vsource Asia’s business process outsourcing services help clients in reducing the complexities involved with operating on a regional basis and lowering their costs while improving their service levels.

Vsource Asia offers a range of business process outsourcing solutions to its clients including:

•	Warranty Solutions — a broad range of after-sales and customer support functions including telephone, web and email technical support, comprehensive warranty and product support, parts dispatch and management, multi-lingual helpdesk, field services, on-site fix and reverse logistics;

•	Human Resource Solutions — payroll processing, expense claims processing and administration, statutory reporting and filing, employee helpdesk, online reports, accounting and corporate reporting, and payment solutions;

•	Sales Solutions — demand generation through sales and marketing, development of market channels to support the sales of clients’ products and services across the Asia-Pacific region, and execution of the sales of such products and services; and

•	Vsource Foundation Solutions™ — general business process outsourcing services comprising of turn-key customer relationship management, supply chain management, and financial administration.

Vsource Asia’s business process outsourcing solutions are designed to bundle key operating know-how and processes together in a single package. For instance, its warranty solutions enables Vsource Asia to provide warranty and other after-sales support to its clients through the integration of its customer relationship management, supply chain management and financial administration functions into one package. The key components of its business process outsourcing solutions are:

•	customer relationship management;

•	financial and payroll administration;

•	benefits administration;

•	supply chain management; and

•	sales management.

Vsource Asia delivers solutions into most major markets in the Asia-Pacific region, the United States and Europe. Vsource Asia supports its clients’ operations from two shared service centers located in Malaysia

(Kuala Lumpur and Cyberjaya) and two shared service centers located in Taiwan and Japan, respectively. Most of its sales and marketing has been conducted by sales and marketing personnel who are employees of the Company or its subsidiaries and not of Vsource Asia and who are based in Hong Kong. Such sales and marketing personnel will continue to perform sales and marketing on behalf of Vsource for the benefit of Vsource Asia pursuant to the Business Alliance Agreement.

References to “we”, “us”, “our”, “Vsource” or the “Company” refer to Vsource, Inc. and its subsidiaries. Vsource maintains its executive offices at 7855 Ivanhoe Avenue, Suite 200, La Jolla, California 92037. Our telephone number is (858) 551-2920 and our website is at www.vsource.com.

Outstanding Shares and Voting Rights

As of the close of business on June 1, 2004, there were 2,026,039 shares of common stock, 945,008 shares of Series 1-A Preferred Stock, 334,244 shares of Series 2-A Preferred Stock and 17,364 shares of Series 4-A Preferred Stock of the Company outstanding and entitled to vote.

Each share of Vsource common stock is entitled to one vote, each share of Vsource Series 1-A Preferred Stock is entitled to 0.378 votes for a total of approximately 357,213 votes, each share of Series 2-A Preferred Stock is entitled to 0.451 votes for a total of approximately 150,744 votes and each share of Series 4-A Preferred Stock is entitled to 1,000 votes for a total of 17,364,000 votes.

Generally, our common stock, the Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock vote together as a class, with each share of Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock entitled to the number of votes equal to that number of shares of our common stock into which it would then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share); provided, however, that under certain circumstances under Delaware law and pursuant to the Company’s Certificate of Incorporation the Preferred Stock may be entitled to vote as a separate class. Certain aspects of the Transaction, as described below, require class voting. Each share of the Series 1-A Preferred Stock is currently convertible into approximately 0.378 shares of our common stock, each share of the Series 2-A Preferred Stock is currently convertible into approximately 0.451 shares of our common stock and each share of the Series 4-A Preferred Stock is currently convertible into 1,000 shares of common stock.

Approval of the Transaction

Under Delaware law a sale of all or substantially all of a corporation’s properties and assets must be approved by holders of a majority of the outstanding stock of the corporation entitled to vote thereon. The Transaction could constitute a sale of substantially all of our assets. Section 228 of the Delaware General Corporation Law permits shareholders to approve any action that would be taken at any annual or special meeting of the shareholders to be taken without a meeting by written consent of the holders of the minimum number of votes that would be necessary to authorize the action at the meeting, in this case, a majority; provided that notice of such action is promptly sent to all shareholders of the corporation. Shareholders that own a majority of our outstanding voting stock have already approved the Transaction and this Information Statement serves as notice under Delaware law. Therefore, no further vote is required and we are not seeking your vote.

Record Date

The close of business on August 10, 2004, has been fixed as the record date for the determination of shareholders entitled to receive this Information Statement.

Expenses of Information Statement

The expenses of preparing and mailing this Information Statement and all documents that now accompany or may hereafter supplement it will be borne by the Company. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of the common stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith.

“Householding” of Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports, which results in cost savings for Vsource. The practice of “householding” means that only one copy of the Information Statement will be sent to multiple shareholders in a shareholder’s household. We will promptly deliver a separate copy of the Information Statement either document to any shareholder of Vsource who contacts our investor relations department at (858) 551-2920 requesting such copies. If a shareholder is receiving multiple copies of the Information Statement at the shareholder’s household and would like to receive a single copy of the Information Statement for a shareholder’s household in the future, shareholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of the Information Statement and annual report.

Interest of Certain Persons in the Transaction

Some of our officers and the members of our Board of Directors are shareholders of Vsource and have interests in the Transaction that are different from, or in addition to, those of our shareholders generally. Our Board of Directors was aware of these interests and created a Special Committee in order to (i) evaluate and determine the final structure, terms, conditions and advisability of the Transaction, (ii) consider alternative proposals for the Transaction or determine not to enter into the Transaction, (iii) engage in negotiations with any parties proposing alternative proposals, (iv) determine if any such transactions were fair to and in the best interests of Vsource and our stockholders, (v) recommend to the entire Board of Directors what action, if any, should be taken by Vsource with respect to such transactions, and (vi) take any other actions related thereto. The potential conflicts of interest are discussed below.

Ownership of Preferred and Common Stock and Proceeds to be Received

As described below under “Security Ownership of Certain Beneficial Owners and Management,” certain of our officers and directors beneficially own significant amounts of Preferred Stock. As a result, these officers and directors will have the opportunity to participate in the Transaction, to exchange their shares of Preferred Stock for common shares of Asia Holding Co., and ultimately to obtain cash for those shares pursuant to the Symphony purchase offer. The table below contains additional information regarding the number of shares owned, and the potential proceeds that could be received by, each of such officers and directors.

As described in more detail under “Certain Federal Income Tax Considerations” a holder of Preferred Stock will be required, for federal income tax purposes, to treat the exchange of Preferred Stock for shares of Asia Holding Co. as a dividend unless the participating holder satisfies one of three tests. If one of these tests is satisfied, the holder will recognize a capital gain or loss in connection with the exchange. One of the three tests requires that there be a “complete redemption” of all of such holder’s shares of Vsource. In determining whether there has been a complete redemption, all of the shares owned by such holder, both preferred and common, and all warrants and options to acquire Vsource shares actually or constructively owned by such holder, must be redeemed or otherwise disposed of by the holder. When we were considering the Transaction, certain of the significant holders of our Preferred Stock indicated that they would only be willing to proceed with the Transaction if they could obtain capital loss treatment in connection with their participation in the exchange. In order to encourage these holders to tender shares of Asia Holding Co. to Symphony, Symphony has entered into an agreement to purchase (i) all of the Vsource common stock that is held by Phillip Kelly, Dennis Smith, another employee of the Company, Asia Internet Investment Group I, LLC, BAPEF Investment XII Ltd, and Capital International Asia CDPQ Inc. for $0.50 per share and (ii) warrants to purchase Vsource common stock that are held by Capital International Asia CDPQ Inc. for $0.25 per warrant. Symphony intends to only purchase Vsource common stock from these persons and entities. We anticipate that the purchase of such Vsource common stock and warrants will be consummated after the completion of the exchange offer.

The table below lists each of our executive officers and directors and each person or entity that beneficially owns more than five percent of our common stock. For each such person or entity, we have set forth (a) the number of shares beneficially owned by them, (b) the gross proceeds they would receive if they exchange all of their shares of Preferred Stock for shares of Asia Holding Co. and subsequently sell all such shares to Symphony pursuant to the Symphony purchase offer, and (c) the gross proceeds that they would receive if they sold all of their Vsource common stock to Symphony pursuant to the offer as described in the prior paragraph.

Name (1)	Common Stock		Series 1-A Preferred Stock	Series 2-A Preferred Stock	Series 4-A Preferred Stock	Potential Gross Proceeds (in thousands)

Phillip Kelly	334,080	(2)	—	—	1,905	$1,689,814	(3)
Dennis Smith	142,672	(4)	—	—	383	$377,489	(5)
Jack Cantillon	—		—	—	2,503	$1,641,078
Luc Villette	1,000,000	(9)	—	—	3,000	$2,648,069	(6)
I. Steven Edelson	17,349		94,999	—	3,788	$3,136,286	(7)
Robert N. Schwartz	2,107		—	—	—	0
Stephen Stonefield	1,690		—		—	0
BAPEF Investments XII Ltd	154,159		—	—	5,094	$4,149,000	(8)
Capital International Asia CDPQ Inc.	1,000,000	(9)	—	—	3,000	$2,648,069	(10)
Mercantile Capital Partners, I LP	—		—	—	3.387	$2,707,420
Asia Internet Investment Group I, LLC	17,349		—	—	401	$329,216	(11)

(1) Includes shares beneficially owned by such person. See “Security Ownership of Certain Beneficial Owners and Management” for additional information.

(2) Includes 36,162 shares of common stock issuable upon exercise of in-the-money stock options.

(3) Includes $1,522,774 that would be realized from the exchange of Preferred Stock for shares of Asia Holding Co. and the sale of those shares to Symphony pursuant to the Symphony purchase offer and an additional $167,040 that would be realized from the sale of Vsource common stock to Symphony.

(4) Includes 11,463 shares of common stock issuable upon exercise of in-the money stock options.

(5) Includes $306,153 that would be realized from the exchange of Preferred Stock for shares of Asia Holding Co. and the sale of those shares to Symphony pursuant to the Symphony purchase offer and an additional $71,336 that would be realized from the sale of Vsource common stock to Symphony.

(6) Includes $2,398,069 that would be realized from the exchange of Preferred Stock for shares of Asia Holding Co. and the sale of those shares to Symphony pursuant to the Symphony purchase offer and an additional $250,000 from the sale to Symphony of warrants to purchase 1,000,000 shares of Vsource common stock. These warrants are not exercisable until April 1, 2005 and are issued to Capital International Asia CDPQ, Inc. Luc Villette, a member of our Board of Directors, disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(7) Includes $3,127,612 that would be realized from the exchange of Preferred Stock for shares of Asia Holding Co. and the sale of those shares to Symphony pursuant to the Symphony purchase offer and an additional $8,675 that would be realized from the sale of Vsource common stock to Symphony. Steven Edelson, a member of our Board of Directors, disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(8) Includes $4,071,921 that would be realized from the exchange of Preferred Stock for shares of Asia Holding Co. and the sale of those shares to Symphony pursuant to the Symphony purchase offer and an additional $77,080 that would be realized from the sale of Vsource common stock to Symphony.

(9) Warrants to purchase 1,000,000 shares of Vsource common stock. These warrants are not exercisable until April 1, 2005.

(10) Includes $2,398,069 that would be realized from the exchange of Preferred Stock for shares of Asia Holding Co. and the sale of those shares to Symphony pursuant to the Symphony purchase offer and an additional $250,000 from the sale to Symphony of warrants to purchase 1,000,000 shares of Vsource common stock. These warrants are not exercisable until April 1, 2005.

(11) Includes $320,542 that would be realized from the exchange of Preferred Stock for shares of Asia Holding Co. and the sale of those shares to Symphony pursuant to the Symphony purchase offer and an additional $8,675 that would be realized from the sale of Vsource common stock to Symphony.

Anticipated Participation in the Transaction

Phillip Kelly, Mercantile Capital Partners, I LP, Asia Internet Investment Group I, LLC, BAPEF Investments XII Ltd. and Capital International Asia CDPQ Inc. currently own a total of 13,787 shares of Series 4-A Preferred Stock. We have been informed that each of these stockholders intend to exchange their shares of Preferred Stock for shares of Asia Holding Co. and intend to tender those shares to Symphony pursuant to the Symphony purchase offer. We also have been informed that Dennis Smith and Jack Cantillon intend to exchange their shares of Preferred Stock for shares of Asia Holding Co., but intend to retain ownership of the Asia Holding Co. shares. Therefore, holders of over 90% of the outstanding Series 4-A Preferred Stock will participate in the exchange offer, and any of the remaining shares of Series 4-A Preferred Stock that are not exchanged for shares of Asia Holding Co. will be converted into Vsource common stock. We do not yet know which of these Preferred Stockholders will subscribe to purchase existing shares of Vsource Asia from Symphony.

Mercantile Equity Partners III, LLC, Mercantile Companies Inc. Money Purchase Plan and Michael A. Reinsdorf currently own a total of 94,999 shares of Series 1-A Preferred Stock, representing 10.5% of the outstanding Series 1-A Preferred Stock. We have been informed that each of these stockholders intend to exchange their shares of Preferred Stock for shares of Asia Holding Co. and intend to tender those shares to Symphony pursuant to the Symphony purchase offer. We do not know which of the other holders of the Series 1-A Preferred Stock and Series 2-A Preferred Stock will participate in the exchange offer or subscribe to purchase existing shares of Vsource Asia from Symphony.

Officers and Directors After the Transaction

After the Transaction is completed it is expected that the Board of Directors of Vsource will be comprised of Dennis Smith, Stephen Stonefield and Robert Schwartz. Phillip Kelly and Dennis Smith will remain as officers of Vsource after the Transaction and have employment contracts with subsidiaries of Vsource which will remain obligations of Vsource after the Transaction. Immediately after the Transaction is completed, it is expected that the Board of Directors of Vsource Asia will be comprised of Jack Cantillon, Abdul Hamid bin Sh Mohamed, Dennis Smith and Stephen Stonefield. Jack Cantillon will continue to be the Chief Executive Officer of Vsource Asia. Robert Schwartz and Stephen Stonefield will receive standard board fees for serving on our Board of Directors, and Stephen Stonefield will receive standard board fees for serving on the board of directors of Vsource Asia.

The table below lists the individuals that we believe will serve as directors and officers of the Company after the Transaction and the number of shares of common stock that will be beneficially owned by each of those individuals after the completion of the Transaction, assuming that all Preferred Stockholders participate in the exchange offer:

Name	Common Stock
Dennis Smith	0
Robert Schwartz	5,857(1)
Stephen Stonefield	10,690

(1) Includes 3,750 shares of our common stock issuable upon exercise of Robert Schwartz’s stock options.

Vsource Option Plan

Pursuant to the terms of our 2001 Stock Option/Stock Issuance Plan (the “Option Plan”), the Transaction will be deemed to be a Corporate Transaction (as defined in the Option Plan) and the options issued thereunder will immediately vest. Because Vsource Asia will no longer be a subsidiary of Vsource following completion of the Transaction, options held by employees of Vsource Asia will expire if not exercised within 90 days after the Transaction. As most of these options are currently out of the money, we expect that they will expire unexercised. Currently, certain officers and directors of the Company hold vested and unvested options, as listed below, most of which are options to purchase our common stock at or above $2.00 per share and are thus out of the money.

Option Holder	Vested	Unvested
Phillip E. Kelly	740,803(1)	330,000
Dennis M. Smith	594,640(2)	320,417
Jack Cantillon	328,997(3)	248,229
I. Steven Edelson	202,521(3)	0
Robert Schwartz	3,750	0

(1) Options to purchase 36,162 shares of common stock are currently in the money. In connection with the Transaction these options will be exercised and the common stock acquired upon exercise will be sold to Symphony and any out of the money options will be terminated.

(2) Options to purchase 11,463 shares of common stock are currently in the money. In connection with the Transaction these options will be exercised and the common stock acquired upon exercise will be sold to Symphony and any out of the money options will be terminated.

(3) All are out of the money. We believe that all will be terminated in connection with the Transaction.

FORWARD LOOKING STATEMENTS

Certain statements included in this Information Statement regarding Vsource that are not historical facts are forward-looking statements, including the information provided with respect to the future business operations and anticipated agreements and projects of Vsource after the Transaction. These forward-looking statements are based on current expectations, estimates, assumptions and beliefs of management, and words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, the success of our current or proposed business activities. Accordingly, actual results may differ materially from those expressed in the forward-looking statements.

VSOURCE, INC.

SELECTED PRO FORMA FINANCIAL DATA

Proforma Financial information

The following unaudited proforma condensed financial information are presented for illustrative purposes only, giving effect to the following: (I) the transactions (“Transactions”) described under “Summary of the Transaction” and assuming that all the holders of the Series 1-A, 2-A and 4-A preferred stock exchange their shares for the common shares of Asia Holding Co.; and (II) the disposal of 100% of the equity interest in Vsource (Texas) Inc. (“Vsource Texas”), the principal subsidiary engaging in the Human Capital Management (“HCM”) business which was completed on July 1, 2004. In respect of (I), the Transaction, based on the carrying value of assets and liabilities attributed to Asia Holding Co. on April 30, 2004, and the estimated costs and expenses incurred in connection with the transaction, the Company expects that it will record (1) a gain on disposal of its interest in Asia Holding Co. in exchange for the redemption of Series 1-A, 2-A and 4-A preferred stock, and (2) an adjustment through accumulated deficit as a result of the redemption of the preferred stock in accordance with EITF Topic No. D-42, “The effect on the calculation of earnings per share for the redemption or induced conversion of preferred stock” (“Topic D-42”) and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”. In respect of (II), the disposal of Vsource Texas, based on the carrying value of assets and liabilities attributed to Vsource Texas, the Company expects it will record a loss on disposal of this business.

The following unaudited pro forma financial information is filed with this Information Statement:

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 30, 2004;
•	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended April 30, 2004; and
•	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the years ended January 31, 2004, 2003 and 2002.

The pro forma financial information represents, in the opinion of management, all adjustments necessary to present Vsource’s pro forma results of operations and financial position in accordance with Article 11 of the United States Securities and Exchange Commission (“SEC”) Regulation S-X and is based upon available information and certain assumptions considered reasonable under the circumstances.

The pro forma condensed consolidated financial statements should be read in conjunction with Vsource’s unaudited condensed consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three months ended April 30, 2004 and audited consolidated financial statements and notes thereto included in Vsource’s Annual Report on Form 10-K for the year ended January 31, 2004, filed on June 14, 2004 and April 30, 2004 respectively. The pro forma information may not necessarily be indicative of what Vsource’s financial position or results of operations would have been had the transactions been in effect as of and for the periods presented, nor is such information necessarily indicative of Vsource’s results of operations or financial position for any future period or date.

VSOURCE, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except shares and per share data)

The following table shows the unaudited pro forma condensed balance sheet as at April 30, 2004 after giving pro forma effect to (I) the Transaction and (II) the Transactions and the disposal of Vsource Texas ; in both cases as if they had taken place on April 30, 2004:

	(I) The Transactions					(II) Disposal of Vsource Texas
	Historical (1)	Proforma adjustments		Proforma (I)		Proforma adjustments		Proforma (II)
ASSETS
Current assets:
Cash and cash equivalents	$6,176	$(1,018	)(2)	$5,158		$(278	)(6)	$5,271
						391	(6)
Restricted cash	619	(182	)(2)	437		(300	)(6)	137
Accounts receivable, net	2,004	(1,939	)(2)	65				65
Prepaid expenses	209	(130	)(2)	79		(13	)(6)	66
Inventories	176	(176	)(2)	—		—		—
Other current assets*	1,977	(745	)(2)	1,232		(22	)(6)	1,257
						47	(6)

Total current assets	11,161	(4,190)		6,971		(175)		6,796

Property and equipment, net	4,151	(4,031	)(2)	120		(51	)(6)	69
Restricted cash, non-current	599	(349	)(2)	250				250

Total assets	$15,911	$(8,570)		$7,341		$(226)		$7,115

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,620	$(1,559	)(2)	$61	(5)		(6)	$56
Accrued expenses	2,703	(1,465	)(2)	1,788		2	(8)	1,790
		550	(2)
Staff accruals	947	(766	)(2)	181		—		181
Accrued payroll, insurance, worker’s compensation	77	—	(2)	77		(77	)(6)	—
Advances from customers – current	626	(625	)(2)	1				1
Tax Payable	131	40	(2)	171				171

Total current liabilities	6,104	(3,825)		2,279		(80)		2,199

Minority interest	1,614	(1,614	)(2)	—		—		—

*	including a receivable from Vsource Asia of $1.0 million.

VSOURCE, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except shares and per share data)

	(I) The Transactions				(II) Disposal of Vsource
	Historical (1)	Proforma adjustments		Proforma (I)	Proforma adjustments		Proforma (II)
Non-redeemable preferred stock:
Preferred stock Series 1-A	2,326	(2,326	)(3)	—			—
Preferred stock Series 2-A	2,028	(2,028	)(3)	—			—

	4,354	(4,354)		—
Redeemable preferred stock:
Preferred stock Series 4-A	17,932	(17,932	)(3)	—			—

Total preferred stock	22,286	(22,286)		—			—

Shareholders’ equity (deficit):
Common stock	20	—		20			20
Additional paid-in-capital	86,554	(19,377	)(3)	67,177			67,177
Accumulated deficit	(100,508)	14,898	(2)	(62,054)	(146	)(6)	(62,200)
		23,556	(3)
Other comprehensive income	(159)	78	(2)	(81)			(81)

Total shareholders’ equity (deficit)	(14,093)	19,155		5,062	(146)		4,916

Total liabilities, preferred stock and shareholders’ equity (deficit)	$15,911	$(8,570)		$7,341	$(226)		$7,115

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the three months ended April 30, 2004, as if (I) the Transactions had taken place and (II) the Transactions and the disposal of Vsource Texas ; in both cases as if they had taken place on February 1, 2001:

	(I) The Transactions				(II) Disposal of Vsource Texas
	Historical (4)	Pro forma adjustments		Pro forma (I)	Proforma Adjustments		Pro forma (II)
Revenue from
Services	$4,399	$(4,199	)(5)	$200	$(146	)(7)	$54
Products	416	(416	)(5)	—	—		—

	4,815	(4,615)		200	(146)		54
Cost and expenses:
Cost of revenue from
Services	3,378	(2,874	)(5)	504	(500	)(7)	4
Products	248	(248	)(5)	—	—		—

	3,626	(3,122)		504	(500)		4

Selling, general and administrative expenses	2,822	(2,247	)(5)	575	(258	)(7)	317
Research and development expenses	—	—		—	—		—
Expenses related to terminated merger with TEAM America	—	—		—	—		—
Amortization of stock-based compensation	—	—		—	—		—
Impairment of long-lived assets	—	—		—	—		—
Insurance proceeds in respect of loss of inventory	—	—		—	—		—

Total costs and expenses	6,448	(5,369)		1,079	(758)		321

Operating income/(loss)	(1,633)	754	(5)	(879)	612	(7)	(267)
Interest income	—	—		—	—		—
Interest expense	(2)	—		(2)	—		(2)
Gain on disposal of investments	7,611	(7,611	)(5)	—	—		—
Non-cash beneficial conversion feature expense	—	—		—	—		—
Loss on extinguishment of debt	—	—		—	—		—

	5,976	(6,857)		(881)	612		(269)
Minority interest	35	(35	)(5)	—

Profit /(loss) before tax	6,011	(6,892)		(881)	612		(269)
Tax	(122)	122	(5)	—	—		—

Net profit / (loss)	5,889	(6,770)		(881)	612		(269)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	(3,411)	3,411	(5)	—	—		—

Net profit/(loss) available to common shareholders	$2,478	$(3,359)		$(881)	$612		$(269)

Basic weighted average number of common shares outstanding	2,026			2,026			2,026

Basic earnings/(loss) per share	$1.22			$(0.43)			$(0.13)

Diluted weighted average number of common shares outstanding	22,463			2,026			2,026

Diluted earnings/(loss) per share	$0.26			$(0.43)			$(0.13)

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the year ended January 31, 2004, as if (I) the Transactions had taken place and (II) the Transactions and the disposal of Vsource Texas; in both cases as if they had taken place on February 1, 2001:

	(I) The Transaction				(II) Disposal of Vsource Texas
	Historical (4)	Pro forma adjustments		Pro forma (I)	Pro forma adjustments		Pro forma (II)
Revenue from
Services	$16,254	$(16,034	)(5)	$220	$(71	)(7)	$149
Products	2,044	(2,044	)(5)	—	—		—

	18,298	(18,078)		220	(71)		149

Cost and expenses:
Cost of revenue from
Services	9,903	(9,653	)(5)	250	(240	)(7)	10
Products	1,576	(1,576	)(5)	—

	11,479	(11,229)		250	(240)		10

Selling, general and administrative expenses	16,638	(12,513	)(5)	4,125	(434	)(7)	3,691
Research and development expenses	—	—		—	—		—
Expenses related to terminated merger with TEAM America	1,467	—		1,467	—		1,467
Amortization of stock-based compensation	94	(41)		53	—		53
Impairment of long-lived assets	—	—		—	—		—
Insurance proceeds in respect of loss of inventory	—	—		—	—		—

Total costs and expenses	29,678	(23,783)		5,895	(674)		5,221

Operating income /(loss)	(11,380)	5,705		(5,675)	603		(5,072)

Interest income	33	(2)		31	—		31
Interest expense	—	—		—	—		—
Gain on disposal of investments	—	—		—	—		—
Non-cash beneficial conversion feature expense	—	—		—	—		—
Loss on extinguishment of debt	—	—		—	—		—

	(11,347)	5,703		(5,644)	603		(5,041)
Minority interest	—	—		—	—		—

Profit/ (loss) before tax	(11,347)	5,703		(5,644)	603		(5,041)
Tax	(22)	22	(5)	—	—		—

Net profit /(loss)	(11,369)	5,725		(5,644)	603		(5,041)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	(11,877)	11,877		—	—		—

Net profit/(loss) available to common shareholders	$(23,246)	$17,602		$(5,644)	$603		$(5,041)

Basic and diluted weighted average number of common shares outstanding	1,914			1,914			1,914

Basic and diluted earnings/ (loss) per share	$(12.15)			$(2.95)			$(2.63)

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the year ended January 31, 2003, as if the Transactions had taken place on February 1, 2001:

	Historical (4)	Pro forma adjustments		Pro forma
Revenue from
Services	$5,462	$(25,462	)(5)	$—
Products	1,084	(1,084	)(5)	—

	26,546	(26,546)		—

Cost and expenses:
Cost of revenue from
Services	12,404	(12,388	)(5)	16
Products	832	(832	)(5)	—

	13,236	(13,220)		16

Selling, general and administrative expenses	15,561	(11,659	)(5)	3,902
Research and development expenses	—	—		—
Expenses related to terminated merger with TEAM America	—	—		—
Amortization of stock-based compensation	963	(413)		550
Impairment of long-lived assets	—	—		—
Insurance proceeds in respect of loss of inventory	(464)	464	(5)	—

Total costs and expenses	29,296	(24,828)		4,468

Operating income /(loss)	(2,750)	(1,718)		(4,468)
Interest income	72	—		72
Interest expense	(584)	—		(584)
Gain on disposal of investments	—	—		—
Non-cash beneficial conversion feature expense	(1,727)	—		(1,727)
Loss on extinguishment of debt	(6,838)	—		(6,838)

	(11,827)	(1,718)		(13,545)
Minority interest	—	—		—

Profit /(loss) before tax	(11,827)	(1,718)		(13,545)
Tax	—	—		—

Net profit /(loss)	(11,827)	(1,718)		(13,545)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	6,526	(6,526	)(5)	—

Net profit /(loss) available to common shareholders	$(5,301)	$(8,244)		$(13,545)

Basic and diluted weighted average number of common shares outstanding	1,734			1,734

Basic and diluted earnings /(loss) per share	$(3.06)			$(7.81)

VSOURCE, INC.

Pro Forma Condensed Consolidated Statements of Operations

(In Thousands, except per share data)

The following table shows the unaudited pro forma condensed consolidated results of operations for the year ended January 31, 2002, as if the Transactions had taken place on February 1, 2001:

	Historical (4)	Pro forma adjustments		Pro forma
Revenue from
Services	$9,940	$(9,940	)(5)	$—
Products	2,772	(2,772	)(5)	—

	12,712	(12,712)		—

Cost and expenses:
Cost of revenue from
Services	6,159	(6,142	)(5)	17
Products	2,631	(2,631	)(5)	—

	8,790	(8,773)		17

Selling, general and administrative expenses	11,171	(6,508	)(5)	4,663
Research and development expenses	2,269	—		2,269
Expenses related to terminated merger with TEAM America
Amortization of stock-based compensation	3,116	(1,060)		2,056
Impairment of long-lived assets	4,079	—		4,079
Insurance proceeds in respect of loss of inventory

Total costs and expenses	29,425	(16,341)		13,084

Operating income /(loss)	(16,713)	3,629		(13,084)
Interest income	127	—		127
Interest expense	(694)	—		(694)
Gain on disposal of investments	—	—		—
Non-cash beneficial conversion feature expense	(2,824)	—		(2,824)
Loss on extinguishment of debt	(340)	—		(340)

	(20,444)	3,629		(16,815)
Minority interest	—	—		—

Profit /(loss) before tax	(20,444)	3,629		(16,815)

Net profit / (loss)	(20,444)	3,629		(16,815)

Add (Less): Credit arising on Exchange and deemed non-cash dividend to preferred shareholders	(2,095)	2,095	(5)	—

Net profit /(loss) available to common shareholders	$(22,539)	$5,724		$(16,815)

Basic and diluted weighted average number of common shares outstanding	1,080			1,080

Basic and diluted earnings /(loss) per share	$(20.87)			$(15.57)

VSOURCE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

The above unaudited pro forma condensed consolidated financial statements present financial information for Vsource, Inc. giving effect to the following:

(I) the transaction as described under “Summary of the Transaction” in the “Summary Term Sheet” (the “Transactions”), which is comprised of three key steps:

1.	The formation by Vsource, of Asia Holding Co. and the transfer of all 177,567 Vsource Asia shares held by Vsource (the “Transfer Assets”) to Asia Holding Co. as an intermediary special purpose holding company;

2.	The offer by Vsource to preferred shareholders to redeem preferred shares for common shares of Asia Holding Co. (the “Exchange Offer”); and

3.	A simultaneous cash offer by Symphony to purchase all, but no less than 75%, of the shares in Asia Holding Co. owned by Vsource, or by preferred shareholders who accept the Exchange Offer (the “Symphony Offer”).

(II) the disposal of 100% equity interest in Vsource Texas.

The unaudited pro forma condensed balance sheet as at April 30, 2004 is presented as if the transaction occurred on that date and that all the Series 1-A, 2-A and 4-A preferred shareholders have accepted the Exchange Offer. The unaudited pro forma condensed consolidated statements of operations for the three months ended April 30, 2004 and for the years ended January 31, 2004, 2003 and 2002 are presented as if the transactions had occurred on February 1, 2001.

For the periods presented, Vsource Inc. incurred certain corporate costs including costs of being a SEC registrant such as legal and other professional costs, remuneration of management and personnel supporting corporate activities of Vsource Inc and certain other central corporate costs. Costs directly related to being an SEC registrant including costs related to raising capital have not been allocated to the businesses being disposed as it is difficult to determine a meaningful basis for such an allocation and the majority of such costs would not have been incurred by the businesses had they operated as independent non SEC registered entities during the periods presented. Remuneration of corporate personnel and other relevant corporate costs have been allocated to the businesses being disposed based on the estimated percentage of time directly spend on the affairs of the businesses disposed of by such management and personnel.

Vsource Inc. incurred $ 1.46 million in expenses related to a terminated merger with Team America in the year ended January 31, 2004. Subsequent to this terminated merger, Vsource Inc. set up Vsource Texas which provides human capital management services similar to those provided by Team America. The costs of the terminated merger were not allocated to Vsource Texas as this business was established by Vsource Inc. subsequent the terminated merger.

Notes to unaudited Pro Forma Financial Information

Proforma adjustments (I) give effect to the Transaction which are described as follows:

(1)	Reflects historical amounts derived from Vsource unaudited condensed consolidated financial statements included in the Company’s quarterly report on Form 10-Q for the three months ended April 30, 2004.

(2)	Reflects the transfer of Vsource’s 61.2% interest in Vsource Asia to Asia Holding Co., a special purpose holding company wholly owned by Vsource, and acceptance by the Series 1-A, 2-A and 4-A preferred stockholders of the offer by the Company to exchange the common shares of Asia Holding Co., in consideration for the redemption of the Series 1-A, 2-A and 4-A preferred shares. All assets and liabilities of Vsource Asia have been removed from the unaudited balance sheet of Vsource Asia at April 30, 2004. The gain realized by the Company associated with the Exchange results in a reduction to the accumulated deficit in the unaudited pro forma balance sheet at April 30, 2004 as calculated below.

For pro forma purposes, the gain has been calculated based on the carrying value of the assets and liabilities of Vsource Asia as of April 30, 2004 and the consideration for the disposal is based on the value of the cash offer by Symphony to purchase the shares in Asia Holding Co. prior to its disposal. The actual gain will be calculated at the closing date based the final acceptance rate by the Preferred Shareholders of the Exchange.

(in thousands)
Cash and cash equivalents	$1,018
Restricted cash	182
Accounts receivable, net	1,939
Prepaid expenses	130
Inventories	176
Other current assets	745

Current assets	4,190
Property and equipment, net	4,031
Restricted cash, non-current	349

Accounts payable	(1,559)
Accrued expenses	(1,465)
Staff accruals	(766)
Advanced from customers – current	(625)

Current liabilities	(4,415)

Net assets	4,155

Comprehensive income	78
Minority interest	(1,614)

Net book value of Vsource’s interest in Vsource Asia	2,619

Consideration:
Fair value of Vsource’ interest in Vsource Asia	18,107
Income tax expense	(40)
Estimated additional transaction expense	(550)

Gain on disposal of interest in Vsource Asia	$14,898

(3)	Assuming full redemption of the Series 1-A, 2-A and 4-A preferred stock for Vsource’s interest in Asia Holding Co. For pro forma purposes, the carrying value of the preferred stock as of April 30, 2004, plus the amount previously recognized in the additional paid-in capital for the beneficial conversion feature associated with the preferred stock, was eliminated. A deemed dividend was recognized based on the difference between these carrying values and the value of Vsource’s interest in Asia Holding Co. (see note (2) above). The deemed dividend of $23,556,000 was directly credited to the accumulated deficit and was calculated as follows:

(in thousands)
Carrying value of Asia Holding Co.		$18,107
Less:
Series 1-A preferred stock	$2,326
Series 2-A preferred stock	2,028
Series 4-A preferred stock	17,932
Beneficial conversion feature	19,377	41,663

Deemed dividend credited to accumulated deficit		$23,556

The actual deemed dividend will be calculated at the closing date based the final acceptance rate by the Preferred Shareholders of the Exchange.

(4)	Reflects historical amounts were derived from audited financial statements included in Vsource’s Annual Report on Form 10-K for the year ended January 31, 2004.

(5)	Reflects the removal of the results of operations of Vsource Asia for the periods presented, including an allocation of costs incurred by Vsource pertaining to Vsource Asia’s operations, the details of which were as follows:

	For the three months ended April 30, 2004	For the year ended January 31, 2004	For the year ended January 31, 2003	For the year ended January 31, 2002
(in thousands)
Revenue from (note a)
Services	$4,199	$16,034	$25,462	$9,940
Products	416	2,044	1,084	2,772

	4,615	18,078	26,546	12,712
Cost and expenses:
Cost of revenue from (note a)
Services	2,874	9,653	12,388	6,142
Products	248	1,576	832	2,631

	3,122	11,229	13,220	8,773
Selling, general and administrative expenses (note a)	2,247	12,513	11,659	6,508
Research and development expenses	—	—	—	—
Expenses related to terminated merger with TEAM America	—	—	—	—
Amortization of stock-based compensation	—	41	413	1,060
Impairment of long-lived assets	—	—	—	—
Insurance proceeds in respect of loss of inventory	—	—	(464)	—

Total costs and expenses	5,369	23,783	24,828	16,341

Operating income/(losses)	(754)	(5,705)	1,718	(3,629)
Interest income	—	2	—	—
Interest expense
Gain on disposal of investments (note b)	7,611	—	—	—
Non-cash beneficial conversion feature expense	—	—	—	—
Loss on extinguishment of debt	—	—	—	—

	6,857	(5,703)	1,718	(3,629)
Minority interest (note b)	35	—	—	—

Profit/ (loss) before tax	6,892	(5,703)	1,718	(3,629)
Tax (note c)	(122)	(22)	—	—

Net profit/ (loss)	$6,770	$(5,725)	$1,718	$(3,629)
Credit arising on Exchange and deemed non-cash dividend to preferred shareholders (note e)	$(3,411)	$(11,877)	$6,526	$(2,095)

Notes:

a)	Reversal of the following: (i) sales and costs of sales associated with the contracts pertaining to Vsource Asia as well as selling, general and administrative expenses for all periods presented; and (ii) revenue, cost of sales as well as selling, general and administrative expenses originally recorded in other entities within Vsource, which were allocated to Vsource Asia based on the number of headcount working for Vsource Asia during the periods presented. Specifically, for the year ended January 31, 2002, certain of these contracts were originally signed by another company within Vsource, but such contracts were novated to become Vsource Asia’s contracts during the year ended January 31, 2003.

	For the three months ended April 30, 2004	For the year ended January 31, 2004	For the year ended January 31, 2003	For the year ended January 31, 2002
(in thousands)
Revenue	$—	$29	$—	$12,674
Cost of revenue	19	1	91	7,411
Selling, general and administrative expenses	381	3,867	4,408	4,111

b)	Reversal of gain on disposal of investment in Vsource Asia and share of minority interest in Vsource Asia during the three months ended April 30, 2004, as on a proforma basis, Vsource Asia had never been part of Vsource.

c)	Reversal of tax expense which represented the following:

i.	For the three months ended April 30, 2004, the amount of tax expense of Vsource arising on the gain on disposal of investment in Vsource Asia.

ii.	For the year ended January 31, 2004, the amount of tax expense pertaining to the entities owned by Vsource Asia.

d)	Reversal of credit arising from the exchange and deemed non-cash dividend to preferred shareholders as no such deemed dividend could be resulted as on a pro forma basis such preferred stock was redeemed effective February 1, 2001.

The unaudited pro forma condensed consolidated statements of operations do not reflect the impact of the following transactions resulting from the Transactions:

•	Gain on exchange of interest in Asia Holding Co. of $14,898,000 for redemption of preferred stock;

•	Estimated transaction expenses relating to the Transactions of $550,000; and

•	Estimated income tax expense arising from the Transactions of $40,000.

As described in (2) above, these pro forma adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of April 30, 2004.

Proforma adjustments (II) give effect to the disposal of the 100% equity interest in Vsource Texas which are described as follows:

(6)	Reflects the disposal of Vsource’s 100% interest in Vsource Texas. All assets and liabilities of Vsource Texas have been removed from the unaudited balance sheet of Vsource at April 30, 2004. The loss realized by the Company is calculated as follows:

(in thousands)
Cash and cash equivalents	$187
Prepaid expenses	13
Other current assets	22

Current assets	222
Property and equipment, net	51

Accounts payable	(5)
Accrued expenses	2
Accrued payroll, insurance and workers’ compensation	(77)

Current liabilities	(80)

Net assets of Vsource Texas	193

Consideration:
Promissory note receivable	47

Loss on disposal of interest in Vsource Texas	$146

(7)	Reflects the removal of the results of operations of Vsource Texas for the periods presented, including an allocation of costs incurred by Vsource pertaining to Vsource Texas’ operations, the details of which were as follows:

	For the three months ended April 30, 2004	For the year ended January 31, 2004
(in thousands)
Revenue from Services	$146	$71

Cost and expenses:
Cost of revenue from Services	(500)	(240)

Selling, general and administrative expenses	(258)	(434)

	—	—

Total costs and expenses	(758)	(674)

Profit /(loss) before tax	(612)	(603)
Tax	—	—

Net profit /(loss)	$(612)	$(603)

VSOURCE ASIA BERHAD

SELECTED PRO FORMA FINANCIAL DATA

The following table shows the unaudited combined condensed results of operations for the Vsource Asia Berhad for the three months ended April 30, 2004 and the years ended January 31, 2004, 2003 and 2002. This financial information may not necessarily be indicative of what Vsource Asia Berhad’s results of operations would have been had Vsource Asia Berhad operated independently during the periods presented nor is such information necessarily indicative of Vsource Asia Berhad’s results of operations for any future period.

Condensed Combined Statements of Operations

(In Thousands)

	Three months Ended April 30, 2004	Year Ended January 31,
		2004	2003	2002
Revenue from
Services	$4,199	$16,154	$25,453	$
Products	416	2,044	1,084		—
Management revenue from other entities within Vsource	135	—	—		11,002

	4,750	18,198	26,537		11,002

Cost and expenses:
Cost of revenue from
Services	2,867	9,589	11,832		2,931
Products	248	1,576	832		—

	3,115	11,165	12,664		2,931

Selling, general and administrative expenses	1,866	8,669	8,038		4,207
Reimbursement of expenses (from) /to other entities within Vsource	—	(3,393)	464		—

Total costs and expenses	4,981	16,441	21,166		7,138

(Loss)/Profit before tax	(231)	1,757	5,371		3,863
Tax	—	(22)	—		143

Net (loss)/ profit	$(231)	$1,735	$5,371		$4,007

VSOURCE ASIA BERHAD

SELECTED FINANCIAL DATA

The following table shows the unaudited combined condensed balance sheet as at April 30, 2004 of Vsource Asia Berhad. This unaudited combined condensed balance sheet may not necessarily be indicative of what Vsource Asia Berhad’s financial position would have been had Vsource Asia Berhad operated independently during the periods prior to April 30, 2004 nor is such information necessarily indicative of Vsource Asia Berhad’s financial position for any future date.

CONDENSED COMBINED BALANCE SHEET

(in thousands)

April 30, 2004
Current assets:
Cash and cash equivalents	$1,018
Restricted cash	182
Accounts receivable, net	1,939
Prepaid expenses	130
Inventories	176
Other current assets	1,777

Total current assets	5,222

Property and equipment, net	4,031

Restricted cash, non-current	349

Total assets	$9,602

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,559
Payable to Vsource	1,032
Accrued expenses	1,445
Staff Accruals	766
Advances from customers – current	625
Tax Payable	20

Total current liabilities	5,447

Shareholders’ equity:
Common stock	76
Retained earnings	4,157
Other comprehensive income	(78)

Total shareholders’ equity	4,155

Total liabilities, preferred stock and shareholders’ equity	$9,602

UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA

In the table below we have provided you with the historical per share information for Vsource common stock and pro forma per share information for the period ended 30 April, 2004. We have assumed for purposes of the pro forma information that the Transaction was completed on 30 April, 2004 for income statement purposes and for balance sheet purposes.

	Vsource Historical	Vsource Pro forma
Book value per share as of 30 April, 2004	($6.96)	$2.43
Earnings / (loss) per share from continuing operations for the period ended 30 April, 2004	$1.22	($0.13)

It is important that when you read this information you also read the financial information included and incorporated by reference into this document. You should not rely on the unaudited pro forma financial information as an indication of the results of operation or financial position that would have been achieved if the Transaction had taken place on the dates indicated. We have not declared or paid any cash dividends on any of our shares during the periods shown above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth certain information, as of June 1, 2004, regarding the beneficial ownership of our common stock, including common stock issuable upon conversion of all preferred convertible securities, options, warrants and other convertible securities, by (i) all persons or entities who beneficially own 5% or more of our common stock, (ii) each of our current directors, (iii) each of our current executive officers and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. As of June 1, 2004, there were 2,026,039 shares of common stock outstanding and 22,848,418 shares of common stock on a fully as-converted basis, with each share of common stock being entitled to one vote.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total Common Stock Outstanding(2)	Percent of Total Outstanding(3)

GREATER THAN FIVE PERCENT BENEFICIAL OWNERS
BAPEF Investments XII Ltd.(4) Victoria Road, St. Peter Port Guernsey, Channel Islands	5,248,159	73.7%	22.9%

Capital International Asia CDPQ Inc.(5) 1155 René-Lévesque Blvd. West Suite 4000 Montreal, Canada	3,000,000	59.7%	13.1%

Mercantile Capital Partners, I LP(6) 1372 Shermer Road Northbrook, IL 60062	3,411,516	62.7%	14.9%

Asia Internet Investment Group I, LLC(7) 1372 Shermer Road Northbrook, IL 60062	418,349	17.2%	1.8%

CURRENT DIRECTORS
I. Steven Edelson(8) 1372 Shermer Road Northbrook, IL 60062	4,068,294	67.3%	17.8%

Robert N. Schwartz, Ph.D(9) 770 Paularino Avenue Costa Mesa, CA 92626	5,857	*	*

Stephen Stonefield 75A Grange Road Singapore 249612	10,690	*	*

Luc Villette(10) c/o AlterAsiA Limited Suite 702, Nine Queen’s Road Central, Hong Kong	3,000,000	*	*

Phillip E. Kelly(11) 7855 Ivanhoe Avenue Suite 200 La Jolla, CA 92037	2,933,048	63.4%	13.1%

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total Common Stock Outstanding(2)	Percent of Total Outstanding(3)

Dennis M. Smith(12) Unit 501, AXA Centre 151 Gloucester Road, Wanchai Hong Kong	1,156,265	37.9%	5.0%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
John G. Cantillon(13) Level 12, Menara HLA No. 3, Jalan Kia Peng Kuala Lumpur, Malaysia	2,421,643	54.4%	10.6%

Neal Gemassmer(14) Unit 501, AXA Centre 151 Gloucester Road, Wanchai Hong Kong	23,892	1.1%	*

Current directors and executive officers as a group (10 persons)(15)	7,257,483	59.5%	31.7%

(1)	Except as otherwise indicated, we believe that the beneficial owners of the securities listed have sole investment and voting power with respect to their shares. The number of shares shown as beneficially owned by any person or entity includes all preferred convertible stock, options, warrants and other convertible securities currently exercisable by that person or entity within 60 days of June 1, 2004.

(2)	The percentages of beneficial ownership shown assume the exercise or conversion of all preferred convertible stock, options, warrants and other securities convertible into common stock held by such person or entity currently exercisable within 60 days of June 1, 2004, but not the exercise or conversion of preferred convertible stock, options, warrants and other convertible securities held by other holders of such securities.

(3)	Percentages based on a total of 22,848,418 shares of our common stock outstanding on a fully-diluted basis as of June 1, 2004, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of June 1, 2004, but does not include the 1,250,000 shares of our common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.

(4)	Includes 5,094,000 shares of our common stock issuable upon conversion of 5,094 shares of Series 4-A Preferred Stock. BAPEF is the direct owner of the reported securities. As reported in an Amended Schedule 13D filed with the SEC on October 25, 2002, Mrs. Constance A.E. Helyar and Mr. Andrew W. Guille are the only directors of BAPEF. BAPEF serves as an investment vehicle for a private equity fund composed of the following limited partnerships: (i) Baring Asia Private Equity Fund LP1 (“LP1”), a Delaware limited partnership, (ii) Baring Asia Private Equity Fund LP2 (“LP2”), a Guernsey limited partnership, (iii) Baring Asia Private Equity Fund LP3 (“LP3”), a Guernsey limited partnership, (iv) Baring Asia Private Equity Fund LP4 (“LP4”), a Guernsey limited partnership, and (v) Baring Asia Private Equity Co-Investment LP, a Guernsey limited partnership (“Co-Investment” and together with LP1, LP2, LP3 and LP4, the “Investors.”). BAPEF Advisers LP, a Guernsey limited partnership (“BAPEF Advisers”) is the sole general partner of each of the Investors. Baring Asia (GP) Limited, a Guernsey company (“Baring Asia”) is the sole general partner of BAPEF Advisers.

(5)	Consists of 3,000,000 shares of our common stock issuable upon conversion of 3,000 shares of Series 4-A Preferred Stock. These shares are also beneficially owned by Caisse de depot et placement du Quebec (CDP), a legal entity created by a special act of the Legislature of the Province de Quebec, which owns 100% of Capital International CDPQ Inc. (CDP International), a Canadian corporation, which in turn owns 100% of Capital International Asia CDPQ Inc. (CDPQ), also a Canadian corporation. In an Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on July 3, 2003, CDPQ affirmed that it is a “group “within the meaning of Section 13d- 5(b)(1) of the Securities and Exchange Act of 1934, as amended, with Quilvest, and these two independent entities have agreed to coordinate the purchase of Vsource securities and have an unwritten and informal arrangement to coordinate their voting and disposition of such securities. Luc Villette, a member of our Board of Directors, may benefit from a carried interest in CDPQ in connection with his services to it. Luc Villette disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(6)	Includes 3,387,000 shares of our common stock issuable upon conversion of 3,387 shares of Series 4-A Preferred Stock. Also includes 24,516 shares of common stock issuable upon exercise of a Series 2-A Preferred warrant. These shares are also beneficially owned by (a) Mercantile Capital Group, LLC (MCG), the general partner of MCP, (b) Mercantile Capital Management Corp. (MCM), a manager of MCG; (c)Michael A. Reinsdorf, a member of MCG and a member of the investment committee of MCM; (d) Nathaniel C.A. Kramer, a member of MCG and a member of the investment committee of MCM; and (e) I. Steven Edelson, a member of our Board of Directors. Mr. Reinsdorf also directly owns 3,838 shares of Series 1-A Preferred Stock, which are convertible into 1,450 shares of common stock, and is a managing member of Mercantile Equity Partners III, LLC (MEP, LLC). See Note 8. Messrs. Edelson, Reinsdorf and Kramer also share beneficial ownership of shares of common stock beneficially owned by Asia Internet Investment Group I, LLC (AIIG), as described in Note 7. See also Note 8 with respect to additional shares beneficially owned by Mr. Edelson. The foregoing beneficial ownership was reported in an Amended Schedule 13D filed with the SEC on June 13, 2003. Steven Edelson disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(7)	Includes 17,349 shares of our common stock held directly by AIIG and 401,000 shares of common stock issuable upon conversion of 401 shares of Series 4-A Preferred Stock. These shares are also beneficially owned by (a) Asia Investing Group, L.P. (AIG, LP), the managing member of AIIG; (b) Asia Investors Group, LLC (AIG, LLC), the general partner of AIG, LP; (c) Mercantile Asia Investors, L.P. (MAI), the managing member of AIG, LLC; (d) Mercantile Asia, LLC (MA, LLC), the general partner of MAI; and (e) each of Messrs. Edelson, Reinsdorf and Kramer, who are the managing members of MA, LLC. See Note 6 and 8 with respect to additional shares beneficially owned by Messrs. Edelson, Reinsdorf and Kramer. The foregoing beneficial ownership was reported in an Amended Schedule 13D filed with the SEC on June 13, 2003. Steven Edelson disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(8)

Includes shares beneficially owned by Steven Edelson in his capacities as (a) a member of MCG and a member of the investment committee of MCM (see Note 6); (b) a managing member of MA, LLC (see Note 7); (c) a managing member of MEP, LLC and a trustee of the Edelson Family Trust dated September 17,1997, which is also a managing member of MEP, LLC. MEP, LLC is the general partner of Mercantile Equity Partners III, L.P. (MEP LP). MEP LP directly holds 91,161 shares of Series 1-A Preferred Stock, which are convertible into 34,458 shares of our common stock. Also includes shares beneficially owned by Steven Edelson in his capacity as the trustee of the Mercantile Companies Inc. Money Purchase Plan, which holds 3,838 shares of Series 1-A Preferred Stock, which are convertible into 1,450 shares of common stock. Steven Edelson disclaims beneficial ownership of the above-mentioned reported securities except to the extent of his pecuniary interest therein. Also includes 202,521 shares of common stock issuable upon exercise of stock options held by Steven Edelson. The foregoing beneficial ownership was reported in an Amended Schedule 13D filed with the SEC on June 13, 2003. Pursuant to the governing documents of MCP and MCG, because Steven Edelson serves as a director of Vsource in connection with

MCP’s investment in Vsource, Steven Edelson is required to contribute 100% of the proceeds he receives in connection with exercise of the options reported herein to MCG, and MCG is required to contribute 50% of the proceeds it receives in connection with exercise of such options to MCP. However, currently Steven Edelson retains all authority over the decisions with respect to exercise of the options and, upon any such exercise, he retains all voting and dispositive power over the underlying shares of common stock.

(9)	Includes 3,750 shares of our common stock issuable upon exercise of Robert Schwartz’s stock options.

(10)	See Note 5.

(11)	Includes 1,905,000 shares of our common stock issuable upon conversion of 1,905 shares of Series 4-A Preferred. Also includes 790,136 shares of common stock issuable upon exercise of Phillip Kelly’s stock options.

(12)	Includes 383,000 shares of our common stock issuable upon conversion of 383 shares of Series 4-A Preferred Stock. Also includes 642,057 shares of common stock issuable upon exercise of Dennis Smith’s stock options.

(13)	Includes 2,053,000 shares of our common stock issuable upon conversion of 2,053 shares of Series 4-A Preferred Stock. Also includes 368,643 shares of common stock issuable upon exercise of John Cantillon’s stock options.

(14)	Includes 11,248 shares of common stock issuable upon exercise of Neal Gemassmer’s stock options.

(15)	Includes shares of our common stock held directly, as well as shares held jointly with family members, held in retirement accounts, held in a fiduciary capacity, held by certain of the group members’ families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. Also includes an aggregate of 2,032,689 shares of our common stock issuable upon exercise of stock options held by all nominee directors and current executive officers as a group.

Preferred Stock

Series 1-A Convertible Preferred Stock

The following table sets forth certain information as of June 1, 2004, regarding the beneficial ownership of Series 1-A Preferred Stock by (i) all persons or entities who beneficially own 5% or more of our outstanding Series 1-A Preferred Stock, (ii) each of our current directors, (iii) each of our current executive officers, and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. Except as otherwise noted in the table, none of our current directors or executive officers beneficially owns any Series 1-A Preferred Stock. As of June 1, 2004, there were 945,008 shares of Series 1-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 1-A Preferred Stock Outstanding	Percent of Total Outstanding(1)

GREATER THAN FIVE PERCENT BENEFICIAL OWNERS
787 LLC c/o James F. Voelker Bellevue, WA 98004	191,918	20.3%	*

Jefferies Employees Merchant Banking Fund LLC 11100 Santa Monica Blvd. Los Angeles, CA 90025	136,318	14.4%	*

Mercantile Equity Partners III L.P.(2) 1372 Shermer Road Northbrook, IL 60062	91,161	9.6%	*

PPM America Private Equity 225 West Wacker Drive, Suite 1200 Chicago, IL 60606	90,705	9.6%	*

CURRENT DIRECTORS
I. Steven Edelson(3) 1372 Shermer Road Northbrook, IL 60062	94,999	10.0%	*

Current directors and executive officers as a group (1 person)(3)	94,999	10.0%	*

*	Less than 1%.

(1)	The percentages of beneficial ownership assume the conversion into common stock of all Series 1-A Preferred Stock held by such person or entity and is based on a total of 22,848,418 shares of our common stock outstanding on a fully-diluted basis as of June 1, 2004, which includes shares of our common stock issuable upon the conversion of our outstanding preferred securities and shares of our common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of June 1, 2004, but does not include the 1,250,000 shares of our common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.

(2)	These shares are also beneficially owned by (a) MEP, LLC, its general partner, (b) Michael Reinsdorf, as a managing member of MEP, LLC, and (c) Steven Edelson. See Note 3. Michael Reinsdorf also directly owns 3,838 shares of Series 1-A Preferred Stock, which are convertible into 1,450 shares of our common stock, and is a managing member of MEP, LLC.

(3)	Steven Edelson is the beneficial owner of these shares solely through his capacity as (a) a managing member of MEP, LLC and a trustee of the Edelson Family Trust dated September 17, 1997, which is also a managing member of MEP, LLC, and (b) the trustee of the Mercantile Companies Inc. Money Purchase Plan which holds 3,838 shares of Series 1-A Preferred Stock. Steven Edelson disclaims beneficial ownership of all these shares except to the extent of his pecuniary interest in these shares.

Series 2-A Convertible Preferred Stock

The following table sets forth certain information as of June 1, 2004, regarding the beneficial ownership of Series 2-A Preferred Stock by (i) all individuals known to beneficially own 5% or more of our outstanding Series 2-A Preferred Stock, (ii) each of our current directors, (iii) each of our current executive officers, and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. None of our current directors or executive officers beneficially own any Series 2-A Preferred Stock. As of June 1, 2004, there were 334,244 shares of Series 2-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 2-A Preferred Stock Outstanding	Percent of Total Outstanding(1)

GREATER THAN FIVE PERCENT BENEFICIAL OWNERS
Crestview Capital Fund LP c/o Dillion Capital 3000 Dundee Road, Suite 105	132,605	39.6%	*

The Mabinogi LLC c/o Chartwell Capital Management 922 Plaza 600 Building 600 Stewart Street Seattle, CA 98101	63,183	18.9%	*

PPM America Private Equity Fund LP Attn: Brian Gallagher 225 West Wacker Drive Chicago, IL 60606	40,952	12.2%	*

Martin A. Cooper Defined Pension Plan 10412 Whipple Street Toluca Lake, CA 91602	39,002	11.7%	*

Portside Growth & Opportunity Fund 666 Third Avenue, 26th Floor New York, NY 10017	39,002	11.7%	*

Current directors and executive officers as a group (0 persons)	0	0%	0%

*	Less than 1%.

(1)	The percentages of beneficial ownership assume the conversion into our common stock of all Series 2-A Preferred Stock held by such person or entity and is based on a total of 22,848,418 shares of common stock outstanding on a fully-diluted basis as of June 1, 2004, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of our common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of June 1, 2004, but does not include the 1,250,000 shares of our common stock issuable upon exercise of the warrants issued in connection with our October 2002 private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.

Series 4-A Convertible Preferred Stock

The following table sets forth certain information as of June 1, 2004, regarding the beneficial ownership of Series 4-A Preferred Stock by (i) all individuals known to beneficially own 5% or more of our outstanding Series 4-A Preferred Stock, (ii) each of our current directors, (iii) each of our current executive officers, and (iv) all of our current executive officers and directors as a group, in each case, to the best of our knowledge. Except as otherwise noted in the table, none of our current directors or executive officers beneficially owns any Series 4-A Preferred Stock. As of June 1, 2004, there were 17,364 shares of Series 4-A Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total Series 4-A Preferred Stock Outstanding	Percent of Total Outstanding(1)

GREATER THAN FIVE PERCENT BENEFICIAL OWNERS
BAPEF Investments XII Ltd.(2) Victoria Road, St. Peter Port Guernsey, Channel Islands	5,094	29.3%	22.3%

Capital International Asia CDPQ Inc.(3) 1155 René-Lévesque Blvd. West Suite 4000 Montreal, Canada	3,000	17.3%	13.1%

Mercantile Capital Partners I LP(4) 1372 Shermer Road Northbrook, IL 60062	3,387	19.5%	14.9%

CURRENT DIRECTORS
I. Steven Edelson(5) 1372 Shermer Road Northbrook, IL 60062	3,788	21.8%	16.6%

Phillip E. Kelly 7855 Ivanhoe Avenue Suite 200 La Jolla, CA 92037	1,905	11.0%	8.3%

Dennis M. Smith Unit 501, AXA Centre 151 Gloucester Road, Wanchai Hong Kong	383	2.2%	1.7%

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
John G. Cantillon Level 12, Menara HLA No. 3, Jalan Kia Peng Kuala Lumpur, Malaysia	2,053	11.8%	8.9%

Current directors and executive officers as a group (4 persons)	8,129	46.8%	35.6%

*	Less than 1%.

(1)	The percentages of beneficial ownership assume the conversion into common stock of all Series 4-A Preferred Stock held by such person or entity and is based on a total of 22,848,418 shares of our common stock outstanding on a fully-diluted basis as of June 1, 2004, which includes shares of common stock issuable upon the conversion of our outstanding preferred securities and shares of our common stock issuable upon the exercise of stock option and warrants that are exercisable within 60 days of June 1, 2004, but does not include the 1,250,000 shares of our common stock issuable upon exercise of the warrants issued in connection with the private placement, which by their terms are not exercisable until April 1, 2005, and only then if certain specified events or conditions have not occurred.

(2)	Pursuant to an Amended Schedule 13D filed with the SEC on October 25, 2002, Constance A.E. Helyar and Andrew W. Guille are the only directors of BAPEF. BAPEF serves as an investment vehicle for a private equity fund composed of certain limited partnerships. For more detail on BAPEF, see Note 4. to the “Common Stock” ownership table.

(3)	In an Amendment No. 2 to Schedule 13 D filed with the Securities and Exchange Commission on July 3, 2003, CDPQ affirmed that it is a “group” within the meaning of Section 13d-5(b)(1) of the Securities and Exchange Act of 1934, as amended, with Quilvest, and these two independent entities have agreed to coordinate the purchase of Vsource securities and have an unwritten and informal arrangement to coordinate their voting and disposition of such securities. Luc Villette, a member of our Board of Directors, may benefit from a carried interest in CDPQ in connection with his services to it. Luc Villette disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(4)	These shares are also beneficially owned by (a) MCG, the general partner of MCP, (b) MCM, a manager of MCG, (c) Nathaniel C.A. Kramer, a member of MCG and a member of the investment committee of MCM, (d) Michael A. Reinsdorf, a member of MCP and a member of the Investment Committee of MCM, and (d) Steven Edelson, a member of our Board of Directors. Steven Edelson disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(5)	Consists of 3,387 shares of Series 4-A Preferred Stock owned by MCP and 401 shares of Series 4-A Preferred Stock owned by AIIG. Steven Edelson disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than ten percent of our common stock, to file with the SEC reports of beneficial ownership on Form 3 and changes in beneficial ownership of our common stock and other equity securities on Form 4 or Form 5. SEC regulations require all officers, directors and greater than ten-percent stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of the reports furnished to us or written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent stockholders with respect to the fiscal year ended January 31, 2004, were complied with in a timely fashion with the following exceptions: Luc Villette, one of our directors, filed a late Form 3, and Ted Crawford, our former President of Human Capital Management Solutions, filed a late Form 3.

SUMMARY OF THE TRANSACTION

General

The Transaction is comprised of three key steps:

First, we will form a new wholly-owned subsidiary called Asia Holding Co. We will transfer 177,567 ordinary shares of Vsource Asia, representing all of our ownership interest in Vsource Asia, to Asia Holding Co. These shares represent 61.2% of the outstanding shares of Vsource Asia. The remaining shares of Vsource Asia are owned by Symphony and three other investors.

Second, we will initiate an exchange offer with the holders of our Preferred Stock. Pursuant to the exchange offer:

•	each holder of Series 1-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Series 1-A Preferred Stock for shares of Asia Holding Co., at an exchange ratio of 6.639 shares of Asia Holding Co. for each share of Series 1-A Preferred Stock;

•	each holder of Series 2-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Series 2-A Preferred Stock for shares of Asia Holding Co., at an exchange ratio of 17.818 shares of Asia Holding Co. for each share of Series 2-A Preferred Stock; and

•	each holder of Series 4-A Preferred Stock will have the right to exchange all, and not less than all, of such holder’s shares of Series 4-A Preferred Stock for shares of Asia Holding Co., at an exchange ratio of 5,059.217 shares of Asia Holding Co. for each share of Series 4-A Preferred Stock.

The Company will not issue fractional shares of Asia Holding Co., but will issue that number of shares to each shareholder participating in the exchange equal to the product of the ratios above, rounded down to the nearest whole number. The ratios above have been set so that if all of the Preferred Stock is exchanged in the exchange offer, then almost all of the shares of Asia Holding Co. will be distributed to the holders of our Preferred Stock, with Vsource continuing to hold approximately 300 shares of Asia Holding Co. as a result of rounding of fractional shares, which Vsource intends to sell to Symphony pursuant to the Symphony purchase offer. However, there can be no assurance that all of the holders of our Preferred Stock will decide to participate in the exchange offer.

Third, Symphony is simultaneously making a cash offer to purchase all of the shares of Asia Holding Co. This offer to purchase shares of Asia Holding Co. will be made to the holders of the shares of Asia Holding Co., which will include the holders of our Preferred Stock who exchanged their Preferred Stock for shares of Asia Holding Co. Pursuant to this offer, Symphony has agreed to purchase all shares of Asia Holding Co. for $0.158 per share, subject to the relevant approvals being obtained from the Malaysian authorities. If all shares of Asia Holding Co. are tendered pursuant to the Symphony purchase offer, Symphony will pay aggregate consideration of $15.8 million for all of the outstanding shares of Asia Holding Co. Symphony’s obligation to complete the purchase offer is conditioned upon at least 75% of the shares of Asia Holding Co. being tendered to Symphony and a number of other conditions which are described in more detail below. If any holders of Preferred Stock do not participate in the exchange offer and we therefore retain an ownership interest in Asia Holding Co., we intend to tender all of our remaining shares of Asia Holding Co. to Symphony pursuant to the Symphony purchase offer.

In addition, all shareholders who participate in the exchange offer and subsequently tender their shares of Asia Holding Co. to Symphony for cash will be provided with the opportunity to purchase, on a pro rata basis, up to an aggregate of 47,906 ordinary shares of Vsource Asia currently held by Symphony, representing approximately 16.5% of the total outstanding shares of Vsource Asia, at a price of $89.05 per share (subject to adjustment for stock splits, combinations, and certain dividends or distributions), which, if Symphony buys all the shares of Asia

Holding Co., will approximately equal the number of shares of Vsource Asia that will be owned by Asia Holding Co. divided by the total purchase price paid by Symphony in the Symphony purchase offer. This offer by Symphony will provide the holders of our Preferred Stock with an opportunity to obtain a direct investment in Vsource Asia if they desire to reinvest the proceeds they receive in the Transaction. Preferred Stockholders may be able to purchase more than their pro rata allocation of shares of Vsource Asia, depending on how many Preferred Stock holders exercise their rights to purchase shares of Vsource Asia from Symphony. Holders of our Preferred Stock who purchase more than 17,645 Vsource Asia shares from Symphony will be required to agree to restrictions on the sale of Vsource Asia shares purchased from Symphony, including an undertaking to be a “Promoter,” as defined under the Listing Requirements of the Mesdaq Market, in connection with Vsource Asia’s IPO if an IPO were to take place. As a result of these restrictions, holders of Preferred Stock who purchase more than 17,645 Vsource Asia shares from Symphony will be subject to restrictions on the sale of the shares of Vsource Asia after the IPO, including a restriction that shares held by Vsource Asia shareholders deemed to be promoters amounting to 45% of the issued capital of Vsource Asia may not be sold, transferred or assigned for one year from the date of Vsource Asia’s admission to the Mesdaq Market, and thereafter may be sold, transferred or assigned up to a maximum of one-third of such shares per annum.

Finally, in order to assist certain holders of our Preferred Stock in obtaining capital gains or loss, rather than dividend, tax treatment in connection with the exchange of their Preferred Stock for shares of Asia Holding Co., Symphony has entered into an agreement to purchase the Vsource common stock held by six holders of our Preferred Stock and warrants to purchase Vsource common stock from one holder of our Preferred Stock. We anticipate that the purchase of such Vsource common stock and warrants to purchase Vsource common stock will be consummated after the completion of our exchange offer. Certain of these holders are officers and directors of Vsource and this offer by Symphony is described in more detail in “Interests of Certain of our Directors and Officers in the Transaction”.

We plan to complete the Transaction on October 31, 2004 or soon thereafter.

Other Actions Being Taken in Connection with the Transaction.

In connection with completing the Transaction, a number of other actions are being taken by us and our shareholders, including the following:

•	The holders of Preferred Stock will be asked to waive any deemed liquidation that may occur as a result of the Transaction. In order for this waiver to be effective, it must be approved by holders of a majority of the Series 1-A, Series 2-A and Series 4-A Preferred Stock, each voting as a separate class.

•	The holders of the Series 4-A Preferred Stock will be asked to cause any shares of Series 4-A Preferred Stock that are not exchanged for shares of Asia Holding Co. to be converted into our common stock and therefore extinguish the put right under which each holder of Series 4-A Preferred Stock has the right, at any time after March 31, 2006 and on or before September 30, 2006, to require us to purchase all but not less than all of the Series 4-A Preferred Stock held by such holder at a price equal to $3,000 per share. In order for these actions to be effective, they must be approved by holders of a majority of the Series 4-A Preferred Stock. The holders of a majority of the outstanding Series 4-A Preferred Stock have indicated that they intend to participate in the exchange offer and agree to effect these actions with respect to any Series 4-A Preferred Stock that is not exchanged for shares of Asia Holding Co.

•	The holders of the Series 4-A Preferred Stock that are party to the Stockholders Agreement and Registration Rights Agreement will be asked to terminate the Stockholders Agreement and Registration Rights Agreement. In order for these terminations to be effective they must be approved by parties to such agreements holding a majority of the outstanding Series 4-A Preferred Stock, including Capital International Asia CDPQ Inc. The parties to these agreements holding a majority of the outstanding Series 4-A Preferred Stock, including Capital International Asia CDPQ Inc., have indicated that they intend to participate in the exchange offer and agree to terminate these agreements.

Conditions

Completion of the Transaction is subject to satisfaction of a number of conditions, including the following:

•	There can be no regulatory or other bar to completing the transactions;

•	The offer from Symphony to purchase the common shares of Asia Holding Co. must not have been revoked or withdrawn for any reason;

•	Holders of a majority of the shares of each of our Series 1-A, Series 2-A and Series 4-A Preferred Stock, each voting as a separate class, must agree that the Transaction, including our contribution of 100% of our ownership interest in Vsource Asia to Asia Holding Co., as well as the exchange by holders of our Preferred Stock for common shares of Asia Holding Co., shall not be deemed a liquidation;

•	The holders of at least 51% of the outstanding Series 4-A Preferred Stock must agree to cause any shares of Series 4-A Preferred Stock that are not exchanged for shares of Asia Holding Co. to be converted into our common stock and therefore extinguish the Series 4-A Preferred Stock’s put right.

•	The holders of at least 51% of the outstanding shares of each class Preferred Stock must elect to exchange their Preferred Stock for shares of Asia Holding Co. in the exchange offer.

•	The holders of at least 75% of the common shares of Asia Holding Co. must agree to tender their common shares of Asia Holding Co. to Symphony;

•	We must obtain:

•	approval of the Malaysian Securities Commission for the sale of our shares of Vsource Asia to Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993; and

•	a waiver from the Malaysian Securities Commission from the requirement for Asia Holding Co. to make a general offer for the remaining shares of Vsource Asia pursuant to the Take-Over Code.

•	Symphony must obtain:

•	a waiver from the Malaysian Securities Commission from the requirement for Symphony to make a general offer for the remaining shares of Vsource Asia not held by Asia Holding Co. following the acquisition by Symphony of shares of Asia Holding Co., pursuant to the Practice Note on upstream acquisition under the Take-Over Code;

•	approval of the Malaysian Securities Commission for the offer of Symphony’s shares in Vsource Asia to shareholders of Asia Holding Co. pursuant to the Malaysian Securities Commission Act 1993;

•	approval from Bank Negara Malaysia for investments outside of Malaysia and the purchase from non-Malaysian residents of securities registered outside of Malaysia pursuant to ECM 9 and 10 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953; and

•	shareholders’ approval of the purchase of Asia Holding Co. shares from, and the subsequent sale of Vsource Asia shares to, the holders of Vsource Preferred Stock who had exchanged their Preferred Stock for shares of Asia Holding Co.

•	The holders of the Series 4-A Preferred Stock that are party to the Stockholders Agreement and Registration Rights Agreement, including Capital International Asia CDPQ Inc., must agree to terminate those agreements.

If any of these conditions are not satisfied, we reserve the right to cancel the Transaction and no holder of Preferred Stock will be obligated to complete the Transaction. In particular, if Symphony does not complete its offer to purchase the shares of Asia Holding Co. stock tendered by holders of our Preferred Stock for a cash purchase price of $0.158 per share we will not complete the Transaction and will return any shares of Preferred Stock which have been tendered in the exchange offer.

Vsource Asia and Asia Holding Co.

We currently own approximately 61.2% of the issued and outstanding share capital of Vsource Asia. In fiscal 2004, Vsource Asia generated approximately 99% of our combined revenues and constituted substantially all of our active business operations.

Vsource Asia has submitted an application to the Bursa Malaysia Securities Berhad (the “Bursa Malaysia”) for approval to list its shares on Malaysia’s Mesdaq Market by way of an initial public offering of shares. Listing is subject to approval of the Bursa Malaysia and Securities Commission of Malaysia, and final approval of underwriters and the Board of Directors of Vsource Asia. Symphony, Asia Holding Co. and any holders of our Preferred Stock that purchase Vsource Asia shares from Symphony, as “promoters” of Vsource Asia’s application for listing (as defined under the Listing Rules of the Mesdaq Market), are subject to restrictions on the sale of the shares of Vsource Asia after the initial public offering, such that shares held by the promoters amounting to 45% of the issued capital of Vsource Asia may not be sold, transferred or assigned for one year from the date of Vsource Asia’s admission to the Mesdaq Market, and thereafter may be sold, transferred or assigned up to a maximum of one-third of such shares per annum. If Vsource retains its interest in Vsource Asia it will be deemed to be a promoter and subject to these same restrictions. In addition, where a promoter is an unlisted company, such as Asia Holding Co., every individual shareholder of the promoter must undertake not to sell, transfer or assign any part of its interest in the shares of the promoter until three years after the date of Vsource Asia’s admission to the Mesdaq Market.

Asia Holding Co. is a corporation formed under the laws of the British Virgin Islands. Upon completion of the Transaction, Asia Holding Co. will have no active business operations and its only asset will be its 61.2% shareholding interest in Vsource Asia. It is a condition to completion of the Transaction that Symphony purchase at least 75% of the outstanding shares of Asia Holding Co. Therefore, Symphony will have control of Asia Holding Co., and through that control will be entitled to elect its directors and determine virtually all of its corporate actions.

Our Operations, Assets and Liabilities and Capital Structure after the Transaction

Our Operations

After the Transaction is completed, we will have a limited staff of approximately nine employees and limited operations. Our remaining employees will primarily be focused on managing our remaining liabilities, continuing to provide certain consulting services to third parties and support services to Vsource Asia, and determining how to utilize our remaining resources. Vsource will continue to be a party to the Business Alliance Agreement that we entered into with Vsource Asia. Under the Business Alliance Agreement, Vsource Asia will pay us a specified percentage of the agreed gross margin resulting from each client contract that it enters into as a result of our sales and marketing efforts. In fiscal 2004 the operations that we are retaining generated cumulative revenue of approximately $150,000. As described in more detail below, the amount of cash that we will have after the Transaction will depend upon how many shares of Preferred Stock are tendered in the exchange offer and how many shares of Asia Holding Co. we sell to Symphony pursuant to its purchase offer. In light of the uncertainties associated with completing the Transaction, and the amount of cash that we will retain after the Transaction is complete, our senior management and our Board of Directors have decided to defer any decisions regarding our future activities and the use of such cash resources until after the Transaction has been completed.

Our Assets and Liabilities

After the Transaction is complete, our primary asset will be the cash which we will retain. The amount of cash that we will have after the Transaction will depend on how many shares of Preferred Stock are exchanged for shares of Asia Holding Co. in the exchange offer. If all shares of Preferred Stock are exchanged, we will not receive any proceeds from the Symphony purchase offer and we anticipate that we will have approximately $3.0 million of cash and cash equivalents on hand. If, however, all of the Preferred Stock is not exchanged for shares of Asia Holding Co., then we will retain an interest in Asia Holding Co. and we intend to sell that entire interest to Symphony for cash pursuant to the Symphony purchase offer. For example, if 90% of the Series 4-A and 60% of each of the Series 1-A and Series 2-A Preferred Stock is exchanged for shares of Asia Holding Co., then we would continue to own approximately 13.7% of the outstanding shares of Asia Holding Co. We anticipate that we would then tender all of these shares of Asia Holding Co. to Symphony pursuant to the Symphony purchase offer, subject to the relevant approvals being obtained from the Malaysia authorities. Therefore, if this were to occur, we would receive proceeds of approximately $2.2 million from the sale of these shares to Symphony which in addition to the $3.0 million described above would give us approximately $5.2 million of cash and cash equivalents.

After the Transaction is complete, we will have approximately $1.1 million of liabilities. In addition, as a result of the Transaction, Vsource will recognize a taxable gain, which the Company believes will be offset by existing net operating losses. However, the Company believes that after the Transaction it will have an additional federal and state income tax liability of approximately $160,000. We will also continue to be a party to the lease for our La Jolla and Hong Kong offices and will retain certain members of management, including Phillip Kelly and Dennis Smith, and certain members of our sales and marketing staff.

Our Capital Structure

If the Transaction is completed and all of the Preferred Stock is exchanged for shares of Asia Holding Co., our capital structure will be comprised solely of common stock. There will be no classes of stock with senior liquidation preferences or senior rights to dividend distribution. In addition, our common stock, which represents only 10.2% of the total voting power of Vsource as of June 1, 2004, would represent 100% of the total voting power. There can be no assurance that all of our Preferred Stock will be tendered in the Transaction. We have been informed by holders of over 90% of our outstanding Series 4-A Preferred Stock that they intend to tender such shares in the exchange offer, and that they will cause any shares of Series 4-A Preferred Stock that are not being tendered to be converted into shares of our common stock. We have also been informed by holders of over 10% of our outstanding Series 1-A Preferred Stock that they intend to tender such shares in the exchange offer. In addition, we will not complete the exchange offer if less than 51% of the shares of each series of Preferred Stock is tendered in the exchange offer. If more than 51% but less than 100% of the Series 1-A Preferred Stock or Series 2-A Preferred Stock is tendered in the exchange offer, then such Preferred Stock, which will remain senior to our common stock in terms of liquidation of and dividend preferences, will remain outstanding.

Background	of the Transactions

On March 23, 2004, we sold approximately 39% of the outstanding shares of Vsource Asia to Symphony and three other investors (the transactions relating to the sale of the shares of Vsource Asia to Symphony and these other investors is referred to as the “Placement”). Under the terms of the Placement, we also transferred 100% of the issued and outstanding shares of our wholly owned subsidiaries, Vsource (Japan) Limited and Vsource Taiwan Insurance Broker Limited Company, to Vsource Asia.

Concurrent with the completion of the Placement, we continued to evaluate alternatives to improve our capital structure. Management believed that the different classes of Preferred Stock limited our ability to raise new capital to (i) finance growth and (ii) strengthen our balance sheet sufficiently to address issues frequently raised by clients and potential clients regarding our financial strength. In addition, the complexity of the capital structure made it very difficult for potential investors to understand our capital structure, and also restricted the ability of shareholders seeking liquidity to execute the sale of securities in the Company, should they wish to do so. At the time of the Placement, several of our large shareholders requested that we evaluate alternatives to improve the prospects for liquidity of the Company’s securities.

While negotiating and completing the Placement and preparing for a potential offering of Vsource Asia shares on Malaysia’s Mesdaq Market, members of our management team were in continuous contact with members of management at Symphony. Dennis Smith, Jack Cantillon, John Wright, Tony Ong, Joanne Chan and Timothy Hui participated in these discussions on behalf of Vsource and Dato’ Azman Yahya, Abdul Hamid bin Sh Mohamed, Ahmad Zulqarnain, and Lai Sin Kee and outside advisors participated on behalf of Symphony.

Following completion of the Placement, Messrs. Smith and Cantillon continued to meet regularly with Dato Azman, Mr. Hamid and Mr. Zulqarnain to plan strategy for Vsource Asia and move forward with the IPO process.

In late April 2004, as part of these discussions Mr. Cantillon and Mr. Smith first discussed the possibility of Symphony buying a controlling interest in Vsource Asia with representatives of Symphony. Dato Azman indicated that Symphony was interested in this provided that the transaction would be for cash and Symphony could acquire control through the purchase of Vsource Asia shares or through an intermediary non-U.S. holding company.

On April 20th and 23rd, 2004, the parties had several phone conference calls where they discussed possible structures for a transaction. In late April and early May Mr. Smith also began communicating with members of our Board of Directors and several of the larger shareholders of Vsource (including Mercantile Capital Partners, I LP, BAPEF Investments XII Ltd. and Capital International Asia CDPQ Inc.) to determine if they would be interested in pursuing a transaction.

On May 7, 2004, our Board of Directors had a meeting and at that meeting reviewed the proposed terms of the Transaction. During the month of May, 2004, we continued discussions with Symphony regarding the structure and terms of the Transaction. During this period, we also engaged tax and legal advisors to assist with the activities. On the advice of our legal advisors, the Board of Directors established the Special Committee via a unanimous written consent dated May 21, 2004.

On July 1, 2004, our Board of Directors held another meeting. At this meeting the Transaction was again reviewed.

The Special Committee held several meetings during the months of June and July to review the terms of the Transaction, the tax implications of the Transaction (both to the Company and our shareholders) and possible alternative structures.

On July 8, 2004, the Special Committee met again to review the terms of the Transaction and the Symphony purchase offer. After careful consultation, the Special Committee decided to recommend that the full Board of Directors approve the Transaction.

On July 9, 2004, the Board of Directors met again to review the recommendation of the Special Committee and the terms of the Transaction and the Symphony Offer.

On July 26, 2004, after careful consideration, the Board of Directors unanimously approved the Transaction.

After careful consideration, the Special Committee chose not to obtain a fairness opinion from a financial advisor in connection with the Transaction. The Special Committee believed a fairness opinion would not provide any significant additional benefits to our shareholders and that given the cost involved and the Company’s limited funds, an opinion from an investment bank would not be an appropriate use of our funds or in the best interests of our shareholders.

On August 19, 2004, Messrs. Kelly, Smith and Cantillon and Mr. Edelson, on behalf of the general partner of Mercantile Capital Partners I LP, on behalf of the managing member of Asia Internet Investment Company Group I, LLC, on behalf of the general partners of Mercantile Equity Partners III, L.P., and in his capacity as a trustee of the Mercantile Companies Inc. Money Purchase Plan, each in their capacity as holders of Series 4-A Preferred Stock, executed written consents which, among other things, approved the Transaction. Similar written consents were executed on the same day by BAPEF Investments XII Ltd and Capital International Asia CDPQ Inc.

Reasons for Approval by Board of Directors and the Special Committee

The Board of Directors and the Special Committee consulted with legal advisors and considered a number of factors, as more fully described below, including the following, in evaluating the Transaction.

The Board of Directors and the Special Committee believed there are a number of potential benefits associated with the Transaction, including:

•	simplifying our cumbersome and complex capital structure;

•	providing the holders of our Preferred Stock, through the exchange offer and the Symphony purchase offer, the right to either receive cash for their shares or continue to hold their investment in the business by maintaining an ownership interest in Asia Holding Co. or Vsource Asia.

•	eliminating the majority of (and possibly all of) the senior liquidation preferences and dividend preferences of the Preferred Stock over the common stock;

•	increasing our common stock’s voting power, including eliminating the anti-dilution conversion features of the Series 1-A Preferred Stock and Series 2-A Preferred Stock;

•	assuming that all holders of our Preferred Stock participate in the exchange offer, providing holders of our common stock with the opportunity to obtain a return on their investment that would not be available given our current operations if the Preferred Stock remained outstanding;

•	extinguishing the put option that would become available to holders of the Series 4-A Preferred Stock after March 31, 2006, which could potentially have forced Vsource into liquidation at that time, and which could have created a future liability which has deterred some prospective clients who were concerned with our financial viability;

•	terminating the Stockholders Agreement, which gave certain of our Series 4-A stockholders significant control over our operations and actions.

Ability to Fund Operations

Our current capital structure is complex and inhibits our ability to raise additional funds. If we do not meet one or more of certain conditions set forth in the Certificate of Designation regarding the Series 4-A Preferred Stock by March 31, 2006, then each holder of our Series 4-A Preferred Stock will have the right, at any time after March 31, 2006 and on or before September 30, 2006, to require us to purchase all but not less than all of the Series 4-A Preferred Stock held by such holder at a price of $3,000 per share. Based on the number of Series 4-A Preferred Stock outstanding as of June 1, 2004, $52.1 million would be required to purchase all of the Series 4-A Preferred Stock. If the Transaction is complete none of the Series 4-A Preferred Stock will remain outstanding and therefore the redemption requirement will be eliminated.

In the fiscal year ended January 31, 2004, we used net cash of $6.7 million in our operating activities, $3.2 million in our investing activities and realized a gain of $0.1 million from exchange rate changes that resulted in a decrease in cash of $9.7 million. Following the closure of the sale of a 38.8% interest in Vsource Asia in March 2004, we received proceeds of approximately $9.5 million. However, we continued to report cash outflow of $4.5 million from our operating activities during the three months ended April 30, 2004. As of April 30, 2004, we had a cash balance of $6.2 million and in addition, we had implemented cash conservation measures to reduce our operating losses. As a result, our management believes that we have adequate funding from recent financings for us to continue in operation for at least 12 months from April 30, 2004. In order to continue our operations after that point, we believe we may need to raise additional cash to fund our operating losses and believe it will be very difficult to raise additional cash with the potential Series 4-A Preferred Stock put right discussed above and with our current cumbersome and complex capital structure. Our Board of Directors viewed the Transaction as an opportunity to simplify our capital structure.

Potential to Increase Return to Holders of Common Stock

The Board of Directors also viewed the Transaction as an opportunity to provide additional recovery for the holders of our common stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of our Preferred Stock are entitled to receive, prior to any distribution to the holders of our common stock, a preference amount. Currently all of the outstanding shares of Preferred Stock have an aggregate preference amount of $39.3 million. Our current net asset value is less than $39.3 million, and therefore if we were to be liquidated or dissolved, all of our assets and surplus funds would be distributed to the holders of the Preferred Stock only, and the holders of our common stock would not receive anything.

In addition, if the Transaction is completed it is anticipated that the net book value per common share will improve materially. As of April 30, 2004, the net book value per common share, based on the weighted average number of common shares outstanding of 20.0 million shares (excluding warrants and options with an exercise price of $2.00 or more per share and all warrants not yet exercisable), was approximately $0.41. The net book value per common share outstanding, after deducting the $39.3 million liquidation preference, was $ - 0 -.

If all shares of Preferred Stock are exchanged in the Transaction, the liquidation preference described above will be eliminated and, the net book value per common share, based on the anticipated weighted average of all common shares outstanding of 2.0 million (excluding warrants and options with an exercise price of $2.00 or more per share and all warrants not yet exercisable), will be approximately $2.43. However, there can be no assurance that all of the Series 1-A or Series 2-A Preferred Stock will participate in the exchange offer.

Potential Vsource Asia Initial Public Offering

The Board of Directors also considered the benefits of an initial public offering of shares of Vsource Asia, including the possibility of receiving a greater per share price than the Symphony purchase offer. However, the Board of Directors determined that due to the cost of preparing and filing a prospectus, the uncertainty of successfully completing a public offering and the restrictions that would be imposed on the sale of the remaining shares of Vsource Asia owned by the Company, the terms of the Transaction would provide a more definite result for the company and its shareholders.

The foregoing factors while not exhaustive, include the material factors considered by our Board of Directors or the Special Committee in their respective reviews of the Transaction. Neither the Special Committee nor our Board of Directors found it practical to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Based on the foregoing, our Board of Directors and the Special Committee unanimously approved the Transaction and determined that it is in the best interests of our shareholders.

The Symphony Purchase Offer

Symphony currently owns approximately 30.3% of the issued and outstanding share capital of Vsource Asia.

We understand that Symphony will make an offer to purchase all of the common shares of Asia Holding Co. at a price of $0.158 per share. In order to complete this purchase offer, Symphony intends to mail to each holder of our Preferred Stock a purchase offer. If the holders of all of our outstanding Preferred Stock exchanged all of their shares for shares of Asia Holding Co. and subsequently tendered those shares to Symphony pursuant to the Symphony offer, then Symphony would pay the following amounts to the holders of our Preferred Stock:

Aggregate Proceeds

Series 1-A Preferred Stock	$991,276
Series 2-A Preferred Stock	$940,978
Series 4-A Preferred Stock	$13,880,022

Total:	$15,812,275

We expect the purchase offer to be mailed to the holders of our Preferred Stock on September 1, 2004.

In addition, pursuant to the purchase offer, Symphony will offer to sell up to 47,906 ordinary shares of Vsource Asia, representing approximately 16.5% of the total issued and outstanding share capital of Vsource Asia, that it already owns to the holders of our Preferred Stock that exchange their shares of Preferred Stock in the exchange offer and tender the Asia Holding Co. shares which they receive in the exchange offer to Symphony in the purchase offer. The price of such Vsource Asia shares will be equivalent to the value of the Asia Holding Co. shares tendered by each holder of Preferred Stock. This additional offer by Symphony will have the effect of allowing holders of our Preferred Stock to receive either cash or directly hold shares of Vsource Asia in exchange for their shares of Preferred Stock.

As described in more detail under “Certain Federal Income Tax Considerations” a holder of Preferred Stock will be required, for federal income tax purposes, to treat the exchange of Preferred Stock for shares of Asia Holding Co. as a dividend unless the participating holder satisfies one of three tests. If one of these tests is satisfied, the holder will recognize a capital gain or loss in connection with the exchange. A holder will satisfy one of the tests if there is a “complete redemption” of all of a holder’s shares of Vsource. In determining whether there has been a complete redemption, all of the shares owned by such holder, both preferred and common, and all warrants and options to acquire Vsource shares actually or constructively owned by such holder, must be redeemed or otherwise disposed of by the holder. Certain of the significant holders of our Preferred Stock indicated that they would only be willing to proceed with the Transaction if they could obtain capital loss treatment in connection with their participation in the exchange. In order to encourage these holders to participate in the Transaction, Symphony has entered into an agreement to purchase (i) all of the Vsource common stock that are held by Phillip Kelly, Dennis Smith, another employee of the Company, Asia Internet Investment Group I, LLC, BAPEF Investment XII Ltd, and Capital International Asia CDPQ Inc. for $0.50 per share and (ii) warrants to purchase Vsource common stock that are held by Capital International Asia CDPQ Inc. for $0.25 per warrant. We anticipate that the purchase of such Vsource common stock and warrants to purchase Vsource common stock will be consummated after the completion of the exchange offer.

Symphony’s obligation to complete the purchase offer is subject to a number of conditions including:

•	Obtaining a waiver from the Malaysian Securities Commission from the requirement for Symphony to make a general offer for the remaining shares of Vsource Asia not held by Asia Holding Co. following the acquisition by Symphony of shares of Asia Holding Co., pursuant to the Practice Note on upstream acquisition under the Take-Over Code;

•	The approval by Bank Negara Malaysia of investments outside of Malaysia and the purchase from non-Malaysian residents of securities registered outside of Malaysia pursuant to ECM 9 and 10 of the Exchange Control Notices Malaysia issued under the Exchange Control Act 1953;

•	Shareholders’ approval of the purchase of Asia Holding Co. shares from, and the subsequent sale of Vsource Asia shares to, the holders of Vsource Preferred Stock who had exchanged their Preferred Stock for shares of Asia Holding Co.;

•	The transfer of our shares of Vsource Asia to Asia Holding Co.;

•	Successful completion of our exchange offer;

•	The acquisition by Symphony pursuant to the purchase offer of at least 75% of the outstanding shares of Asia Holding Co.; and

•	Agreement by tendering holders of Preferred Stock who elect to purchase shares of Vsource Asia from Symphony to be a “Promoter” of the Vsource Asia IPO and thereby be subject on a pro rata basis to the same moratorium that Symphony will be subject to as a promoter of Vsource Asia’s IPO.

Accounting Treatment of the Transaction

We will record the Transaction in accordance with accounting principles generally accepted in the United States. Upon the completion of the Transaction, we will (1) record on our statement of operations a gain on disposal of Vsource Asia (which will be transferred to Asia Holding Co. prior to its disposal) to the holders of Preferred Stock in consideration for the exchange and cancellation of their Preferred Stock. The gain is calculated as the difference between the fair and book values of our interest in Vsource Asia, net of estimated transaction expenses and tax expenses arising from the Transaction; and (2) upon exchange and cancellation of the Preferred Stock, recognize a deemed dividend which is to be credited directly to the accumulated deficit based on the difference between the carrying values of the Preferred Stock and the value of our interest in Asia Holding Co. If part of the interest in Asia Holding Co. is not exchanged for Preferred Stock and is instead sold directly from Vsource to Symphony, a gain will be recognized in our statement of operations based on the difference between the carrying value of our interest in Asia Holding Co. and the net proceeds from Symphony.

Effect of the Transaction on Vsource Options

As of July 7, 2004 Vsource had issued 3,853,903 options to acquire Vsource common stock pursuant to the Vsource 2001 Stock Options/Stock Issuance Plan. Under the terms of the Plan these options will immediately vest upon completion of the Transaction and the holders of these option will have 90 days to exercise these options. If the options are not exercised in such 90 day period the options will expire. Currently, approximately 97% of the outstanding options are out of the money.

Vote Required

Under Delaware law a sale of all or substantially all of a company’s properties and assets must be approved by holders of a majority of the outstanding stock of the corporation entitled to vote thereon. The Transaction may be deemed to constitute a sale of substantially all of our assets. Shareholders that own a majority of the outstanding voting stock of Vsource have already approved the Transaction. Therefore, no further vote is required and we are not seeking your vote.

Effect of Transaction on Holders of Common Stock

Upon completion of the Transaction, each outstanding share of common stock outstanding immediately prior to completion of the Transaction will remain outstanding. It is a condition to completing the Transaction that at least 51% of the outstanding shares of each class of Preferred Stock are exchanged for shares of Asia Holding Co. However, all holders of Preferred Stock are not required to exchange their shares of Preferred Stock in connection with the Transaction. Therefore, after the Transaction is complete, shares of Preferred Stock may still be outstanding. The holders of Preferred Stock have a number of rights and preferences that are senior to the common stock. For example, in the event of any liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, the holders of the Preferred Stock are entitled to receive, prior to any distribution to the holders of our common stock, a preference amount.

Currently all of the outstanding shares of Preferred Stock have an aggregate preference amount of $39.3 million. In addition, the holders of Preferred Stock have certain other voting rights and dividend rights. There can be no assurance that all of the holders of our Preferred Stock will exchange their Preferred Stock in the exchange offer. To the extent such holders do not exchange their Preferred Stock in the exchange offer, such Preferred Stock will remain outstanding and the holders of such Preferred Stock will continue to possess all of the rights associated with such Preferred Stock.

As described elsewhere in this Information Statement, in addition to offering to purchase shares of Asia Holding Co. pursuant to the Symphony purchase offer, Symphony has entered into an agreement to purchase 648,860 shares of the Vsource common stock and warrants to purchase Vsource common stock from certain holders of our Preferred Stock and upon consummation of the purchase of such Vsource common stock and warrants Symphony will own approximately 32% of our total outstanding common stock. The warrants to purchase 1,000,000 shares of Vsource common stock are not currently exercisable and would only become exercisable on April 1, 2005 if certain conditions have not occurred by that date. If, after the consummation of the purchase of such warrants by Symphony, these warrants become exercisable and Symphony exercises these warrants, Symphony would own 50.3% of our total outstanding common stock.

Risks Related to the Transaction

The Transaction might not be completed.

The Transaction is fairly complex and is contingent upon several events, including holders of a majority of each class of Preferred Stock exchanging their Preferred Stock for shares of Asia Holding Co. and Symphony not rescinding its purchase offer. If the Transaction is not completed, we will have incurred significant legal, accounting and printing costs with no tangible benefit, and continue to be encumbered with an unwieldy capital structure.

Symphony will have significant voting control of Asia Holding Co. after the Transaction is completed.

After the Transaction is completed Symphony will own at least 75% of the outstanding common shares of Asia Holding Co. This ownership interest will allow Symphony to elect the board of directors of Asia Holding Co. and determine the outcome of all shareholder votes, including votes on such matters as charter amendments and other fundamental corporate transactions such as mergers and asset sales. Holders of our Preferred Stock that exchange their shares of Preferred Stock in the exchange offer for shares of Asia Holding Co. but that do not sell such shares to Symphony in the Symphony purchase offer will therefore be minority shareholders in Asia Holding Co. and will have very little ability to influence the outcome of shareholder votes or other corporate matters. As described above under the heading “Vsource Asia and Asia Holding Co.” Symphony has indicated that if the Transactions are completed it may make an additional investment in Vsource Asia of up to $4 million through the purchase of additional shares of Vsource Asia.

The Series 1-A Preferred Stock, Series 2-A Preferred Stock and Series 4-A Preferred Stock will waive any deemed liquidation in connection with the Transaction.

Under the respective terms of our Preferred Stock, a sale of substantially all of the assets of Vsource would enable the holders of the Preferred Stock to exercise their senior liquidation preferences. Under the terms of the Transaction and the purchase offer from Symphony, the value of the shares of Asia Holding Co. and the purchase offer from Symphony would be less than the value of the Preferred Stock’s senior liquidation preferences. It is a condition to the completion of the Transaction that a majority of the Series 1-A Preferred Stock and Series 2-A Preferred Stock agree to waive this deemed liquidation. Any such waiver would be binding on all holders of Series 1-A Preferred Stock and Series 2-A Preferred Stock, even if such holders do not participate in the exchange offer. In addition, the holders of Series 4-A Preferred Stock who do not exchange their shares of Series 4-A Preferred Stock in the exchange will be converted into common stock. As a result, the non-exchanging holders of Series 4-A Preferred Stock will lose, among other things, all of their liquidation and dividend preferences and their right to put their shares back to Vsource at any time after March 31, 2006.

Symphony will have significant voting control of Vsource after the Transaction is completed.

After completion of the Transaction, Symphony may, as a result of purchasing the common stock of Phillip Kelly, Dennis Smith, another employee of the Company, BAPEF Investments XII Ltd, Asia Internet Investment Group I LLC and Capital International Asia CDPQ Inc. hold at least 648,860 shares of common stock, representing 32% of the total voting power of the Company (assuming that all of the Preferred Stock is exchanged for shares of Asia Holding Co.). In addition, Symphony has entered into an agreement to purchase warrants to purchase up to 1,000,000 shares of Vsource common stock, which, although not exercisable until April 1, 2005, if exercised would give Symphony control of 50.3% of the total voting power of the Company. As a result of this ownership interest Symphony will have significant influence regarding such matters as the election of directors, amendments to our charter, other fundamental corporate transactions such as mergers or assets sales or a liquidation of the Company, and other issues regarding the direction of our affairs.

Appropriate acquisitions or investment opportunities may not be available and full investment of our resources may not occur in the near future.

We may use a portion of our cash resources to pursue acquisition opportunities. If we decide to seek such opportunities, our future results will be dependent upon our ability to identify, attract and complete desirable acquisition opportunities, which may take considerable time. Our future results will also be dependent upon the performance of the acquired businesses. We may not be successful in identifying, attracting or acquiring desirable acquisition candidates, or in realizing profits from any acquisitions.

Pending their possible application, we anticipate that our cash resources will be invested in readily marketable, interest-bearing securities. As a result of the lack of an operating business and our large number of stockholders, we must maintain our liquid assets in government securities, which generally produce low returns, or comply with the requirements of the Investment Company Act of 1940. Consequently, until we complete an acquisition, we anticipate that our cash resources will yield only that rate of return earned by such interest-bearing securities. In addition, a portion of our cash resources will be used to pay corporate overhead and administrative costs, and other expenses associated with analyzing and pursuing acquisition opportunities.

We will have sole and absolute discretion in identifying and selecting acquisition and investment opportunities and in structuring, negotiating, undertaking and divesting of interests in our target companies. We may combine, reorganize, alter the business plan of or sell any of our investments at any time, as we determine is appropriate. Our stockholders generally will not be able to evaluate the merits of the acquisition of an interest in, or the reorganization or change in business plans of, any particular company before we take any of these actions. In addition, in making decisions to complete acquisitions and investments, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual results of our associated companies may differ significantly from these projections.

If we are deemed to be an investment company, we will be forced to comply with the requirements under the Investment Company Act of 1940, which could limit the flexibility of our operations.

U.S. companies that have more than 100 stockholders or are publicly traded in the U.S. and are, or hold themselves out as being, engaged primarily in the business of investing, reinvesting or trading in securities are subject to regulation under the Investment Company Act of 1940. Unless a substantial part of our assets consists of, and a substantial part of our income is derived from, interests in majority-owned subsidiaries and companies that we primarily control, we may be required to register and become subject to regulation under the Investment Company Act.

If we are deemed to be, and are required to register as, an investment company, we will be forced to comply with substantive requirements under the Investment Company Act, including:

•	limitations on our ability to borrow;

•	limitations on our capital structure;

•	restrictions on acquisitions of interests in associated companies;

•	prohibitions on transactions with affiliates;

•	restrictions on specific investments; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

We have broad discretion in using our resources and may not use them in a manner that our stockholders would prefer.

We have not identified specific uses for a substantial portion of our resources, and we will have broad discretion in how we use them. Although we may consider investment or acquisition opportunities, we have not identified a specific industry on which we intend to initially focus and have no present plans, proposals, arrangements or understandings with respect to the acquisition of any specific business. We may consider investment and acquisition opportunities outside of our current business. Our shareholders will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. The failure of our management to apply the funds effectively could have a material adverse effect on our financial condition and performance.

We may finance acquisitions by issuing additional capital stock or incurring substantial debt, both of which could have negative consequences.

We may use a portion of its resources to pursue acquisition opportunities and, to a much lesser extent, for general corporate expenses. The timing, size and success of our acquisition efforts and any associated capital commitments cannot be readily predicted.

We may raise additional funds to complete such acquisitions. Generally, our Board of Directors has the power to issue new equity (to the extent of authorized shares) without stockholder approval. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders would be diluted, our earnings and book value per share could be diluted and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of common stock. If we are able to raise additional funds through the incurrence of debt, and we do so, we would likely become subject to restrictive financial covenants and other risks associated with the incurrence of debt.

Certain Federal Income Tax Consequences

The following discussion is limited to the material federal income tax consequences of the Transaction and does not discuss state, local, or foreign tax consequences or all of the tax consequences that might be relevant to an individual shareholder of Vsource. The consequences to any particular holder of Preferred Stock may differ depending upon that holder’s own circumstances and tax position. In addition, certain types of holders (including financial institutions, tax-exempt organizations and foreign persons) may be subject to special rules. Each holder of Preferred Stock is urged to consult his or her own tax advisor as to the particular tax consequences of the Transaction to such holder, including the application of state, local and foreign tax laws. For purposes of this discussion, holders are assumed to hold their shares of Preferred Stock as capital assets.

The exchange of shares of Preferred Stock for shares of Asia Holding Co. pursuant to the Transaction will be a taxable transaction, the consequences of which will be determined under the stock redemption rules of Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”). Under those rules, the value of the shares of

Asia Holding Co. received by a holder in exchange for his or her shares of Preferred Stock pursuant to the Transaction will be treated as a distribution taxable as a dividend, without regard to gain or loss realized, unless the particular holder satisfies one of the three tests described below. If any of such tests are satisfied, the holder will recognize gain or loss equal to the difference between the fair market value of the shares of Asia Holding Co. received pursuant to the Transaction and the holder’s tax basis in the shares of Preferred Stock surrendered. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the shares of Preferred Stock were held more than one year as of the date of the Transaction.

Under Section 302, the value of the shares of Asia Holding Co. received by a holder pursuant to the Transaction will be treated as a distribution taxable as a dividend unless the Transaction (a) results in a “complete redemption” of the holder’s stock in Vsource, or (b) is “substantially disproportionate” with respect to the holder or (c) is “not essentially equivalent to a dividend” with respect to the holder. In determining whether any of these tests is satisfied, a holder must take into account shares of Vsource common and Preferred Stock actually owned by such holder and any shares considered owned by such holder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under Section 318, a holder generally will be considered to own Vsource shares: (i) that such holder has the option to acquire (including options and warrants to acquire Vsource common stock that are out of the money); (ii) that are owned (and, in some cases, constructively owned) by certain members of the holder’s family; and (iii) that are owned by certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an interest. In addition, any shares of Vsource common stock received upon conversion of the Series 4-A Preferred Stock that is not exchanged for shares of Asia Holding Co. in the exchange offer will be taken into account in determining whether any of these tests are satisfied.

The Transaction will result in a “complete redemption” of all of a holder’s shares in Vsource if, pursuant to the Transaction, Vsource acquires all of the Vsource shares actually and constructively owned by the holder. If the holder’s exchange of shares of Preferred Stock pursuant to the Transaction includes all Vsource shares actually owned by the holder, but the holder continues to constructively own Vsource shares held by family members, such holder may qualify for “complete redemption” treatment if he or she effectively waives the constructive ownership rules regarding attribution from family members. Holders in this position should consult their own tax advisors as to the availability of such a waiver.

The exchange of shares pursuant to the Transaction will be “substantially disproportionate” with respect to a holder if, immediately after the exchange such holder owns less than 50% of the total combined voting power of all classes of Vsource stock entitled to vote, and (i) the percentage of the outstanding voting stock of Vsource that the holder then actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of Vsource that the holder owned immediately before the Transaction; (ii) the percentage of the total outstanding common stock of Vsource (voting and nonvoting) that the holder then actually and constructively owns is less than 80% of the total outstanding stock of Vsource that the holder owned immediately before the Transaction; and (iii) the percentage of the outstanding common stock of Vsource that the holder then actually constructively and is less than 80% of the total outstanding common stock of Vsource that the holder owned immediately before the transaction.

Whether the exchange of shares pursuant to the Transaction is “not essentially equivalent to a dividend” depends upon the individual holder’s facts and circumstances, but in any case requires a “meaningful reduction” in the holder’s proportionate interest in Vsource. The Internal Revenue Service has held in a published ruling that, under the particular facts of that ruling, a small reduction in the percentage ownership of a shareholder constituted a “meaningful reduction” when the shareholder owned an insignificant percentage of the corporation’s stock before and after a redemption and did not exercise any control over corporate affairs. However, some reduction in a holder’s interest is required. Holders seeking to rely on this test should consult their own tax advisors as to the application of this standard to their particular situations.

In order to assist holders in satisfying one of these tests, in connection with the exchange offer the holders will be given the opportunity to terminate outstanding options and warrants.

Holders should be aware that under certain circumstances an acquisition or disposition of Vsource shares outside the Transaction by a holder substantially contemporaneously with that holder’s participation in the Transaction may be taken into account in determining whether any of the three tests described above is satisfied. Thus, for example, it should be possible for a holder to consider a sale of the holder’s Vsource common stock and warrants to purchase Vsource common stock to Symphony as described in “Interests of Certain Persons in Matters to Be Acted On” in determining whether the holder’s exchange of shares of Preferred Stock pursuant to the Transaction constitutes a “complete redemption” of the holder’s stock in Vsource, is “substantially disproportionate with respect to a holder, or is “not essentially equivalent to a dividend” with respect to the holder. Holders should consult their own tax advisors as to any effect of such event on the application of these tests.

If none of the tests described above is satisfied with respect to a holder, such holder’s receipt of shares of Asia Holding Co. pursuant to the Transaction will be treated as a distribution taxable as a dividend.

Any income which is treated as a dividend pursuant to the rules described above will be eligible for the 70% (or 80% under certain circumstances) dividends received deduction allowable to domestic corporate holders (holders of Preferred Stock that are corporations) under Section 243 of the Code, subject to applicable limitations, including those relating to “debt-financed portfolio stock” under Section 246A of the Code and to the holding period requirements of Section 246 of the Code. Also, any amount treated as a dividend may constitute an “extraordinary dividend” subject to the provisions of Section 1059 of the Code. Under Section 1059, a corporate holder must reduce the tax basis of such holder’s stock (but not below zero) by the portion of any “extraordinary dividend” which is deducted under the dividends received deduction, and, if such portion exceeds the holder’s tax basis for the stock, must treat any such excess as a gain from the sale of such shares.

A holder’s tax basis in shares of Asia Holding Co. received pursuant to the Transaction will be equal to the fair market value of such shares as of the date of the Transaction. The holding period with respect to such shares will begin on the date of the Transaction.

Holders of Preferred Stockholders who do not participate in the exchange offer will not recognize any gain or loss as a result of the Transaction.

If a holder of Preferred Stock is not a U.S. person (a “Non-U.S. holder”), then except as discussed below, Vsource will be required to withhold United States federal income tax equal to 30% of all amounts payable to such Non-U.S. holder pursuant to the Transaction and remit such withheld amounts to the Internal Revenue Service. Vsource intends to satisfy these requirements by withholding 30% of the shares of Asia Holding Co. otherwise distributable to the Non-U.S. holder pursuant to the Transaction, sell the withheld shares to Symphony, and remit the proceeds of such sale to the Internal Revenue Service. If a Non-U.S. holder is eligible for a reduced rate of withholding pursuant to a tax treaty, Vsource will withhold at that lower rate if the Non-U.S. holder provides Vsource with a properly completed and executed Form W-8BEN certifying that it is entitled to such treaty benefits. In addition, Vsource will not withhold shares of Asia Holding Co. otherwise distributable to the Non-U.S. holder if the Non-U.S. holder (i) certifies to Vsource (in a manner satisfactory to Vsource) that after participation in the exchange offer such Non-U.S. holder will not own (either directly or through the constructive ownership rules set forth in Section 318 of the Code) any shares of Vsource common stock, preferred stock or options or warranties to acquire any of the foregoing and that such Non-U.S. holder satisfies the “complete redemption”, tests described above, and (ii) agrees to indemnify Vsource in the event the Internal Revenue Service determines that United States federal income tax should have been withheld on payments made to such Non-U.S. holder and collects such tax from Vsource. In the event tax is withheld by Vsource, a Non-U.S. holder may be eligible to obtain a refund of all or a portion of the withheld tax if the Non-U.S. holder satisfies one of the tests described in the preceding sentence and files a claim for refund with the Internal Revenue Service. Non-U.S. holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the procedures for obtaining refunds.

The federal income tax discussion set forth above is included for general information only. Each holder of Preferred Stock is urged to consult such holder’s own tax advisor to determine the particular tax consequences to such holder (including the applicability and effect of the constructive ownership rules and foreign, state and local tax laws) of the exchange of shares of Preferred Stock pursuant to the Transaction.

Regulatory Matters

We currently own 61.2% of the issued and outstanding share capital of Vsource Asia. After we form Asia Holding Co., we will transfer all of our Vsource Asia ordinary shares to Asia Holding Co. We are required to obtain the approval of the Malaysian Securities Commission before selling our Vsource Asia shares to Asia Holding Co. We will also need to obtain a waiver from the Malaysian Securities Commission from the requirement for Asia Holding Co. to make a general offer for the remaining shares in Vsource Asia not held by us pursuant to the provisions of the Take-Over Code. We have applied for these approvals and waivers and anticipate receiving them prior to the expected Transaction completion date of October 20, 2004. However, there can be no assurance that the Malaysian Securities Commission will grant these approvals and waivers, and if we are not successful in obtaining them, we will not be able to complete the Transaction. Other than the approval and waiver of the Malaysian Securities Commission, we do not need to obtain any approvals or consents from any federal or state governmental entities to complete the Transaction. In addition, since only “accredited investors” will be eligible to participate in the exchange offer, the Asia Holding Co. common shares to be issued will not be registered under any federal or state securities laws.

SUMMARY OF AMENDMENT TO OUR

CERTIFICATION OF INCORPORATION

CONVERTING SERIES 4-A PREFERRED STOCK TO COMMON STOCK

General

Our certificate of incorporation (the “Certificate”) sets forth the rights and preferences of our Series 4-A Preferred Stock. Currently, each share of our Series 4-A Preferred Stock is convertible, at the option of the holder, into 1,000 shares of our common stock. Our Board of Directors, a majority of our voting shareholders and holders of a majority of the outstanding Series 4-A Preferred Stock have approved an amendment (the “Conversion Amendment”) to the Certificate which provides that all shares of Series 4-A Preferred Stock outstanding after the completion of the Transaction will automatically be cancelled and converted into 1,000 shares of Vsource common stock per share of Series 4-A Preferred Stock immediately following completion of the Transaction.

Reasons for Amendment

As described in more detail in this Information Statement, the Board believes that our complex capital structure, including the put right that is available to holders of our Series 4-A Preferred Stock, inhibits our ability to raise additional funds. Therefore, when structuring the transaction, the Board sought to simplify that capital structure. The Transaction provides the holders of our Series 4-A Preferred Stock with the opportunity to exchange their shares for shares of Asia Holding Co. and ultimately to sell those shares of Asia Holding Co. to Symphony for cash. Holders of over 90% of our outstanding Series 4-A Preferred Stock have indicated that they will participate in the exchange offer. However, we cannot be certain that the remaining holders of our Series 4-A Preferred Stock will participate in the exchange offer. If they all do not participate and if we did not implement the Conversion Amendment, a small amount of Series 4-A Preferred Stock would remain outstanding. If this were to occur, we would have very little Series 4-A Preferred Stock outstanding, yet we would be required to continue to comply with the various terms and conditions of the Series 4-A Preferred Stock. Therefore, our Board and holders of over 90% of the outstanding Series 4-A Preferred Stock have approved the Conversion Amendment to convert any remaining shares of Series 4-A Preferred Stock to common stock using the same conversion ratio that is already contained in the certificate of designation for the Series 4-A Preferred Stock.

Potential Effects of the Amendment

If the holders of all of our Series 4-A Preferred Stock tender all of their Series 4-A Preferred Stock in the exchange offer then no shares of Series 4-A Preferred Stock will remain outstanding and we will not file the amendment. We have been informed by holders of more than 90% of outstanding Series 4-A Preferred Stock that they intend to tender their shares of Series 4-A Preferred Stock in the exchange offer. However, if any shares of Series 4-A Preferred Stock do not exchange their shares in the exchange offer, then such shares of Series 4-A Preferred Stock will be cancelled and converted into 1,000 shares of common stock. We will not issue fractional shares of common stock in connection with any such conversion.

Procedures for Effecting the Amendment

The Amendment will become effective upon filing of the Amendment with the Secretary of State of the State of Delaware. We will only file the Amendment if the Transaction is completed.

As of the effective date of the Amendment each certificate representing shares of Series 4-A Preferred Stock would be deemed, for all corporate purposes, to evidence ownership of the relevant number of shares of common stock into which they had been converted.

We expect that our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. Holders of Series 4-A Preferred Stock of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the number of shares of common stock into which they have been converted. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares of Series 4-A Preferred Stock before the Amendment would continue to be valid and would represent the number of shares of common stock into which they have been converted. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of the conversion of the Series 4-A Preferred Stock into Vsource common stock pursuant to the Conversion Amendment. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of Series 4-A Preferred Stock, and the shares of Vsource common stock into which they will be converted are, and will be held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a holder of Series 4-A Preferred Stock may vary depending upon the particular facts and circumstances of the holder. Each stockholder is urged to consult with the holder’s own tax advisor with respect to the consequences of the conversion.

No gain or loss should be recognized by a holder upon the holder’s conversion of shares of Series 4-A Preferred Stock into shares of Vsource common stock pursuant to the Conversion Amendment. The aggregate tax basis of the shares of common stock received upon conversion of the Series 4-A Preferred Stock would be the same as the holder’s aggregate tax basis in their shares of Series 4-A Preferred Stock. The holder’s holding period for the shares of common stock would include the period during which the holder held the Series 4-A Preferred Stock.

Our beliefs regarding the tax consequences of the conversion are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the conversion may vary significantly as to each stockholder, depending upon the state in which he or she resides.

A copy of the proposed Amendment is attached to this Information Statement as Exhibit A.

INDEPENDENT ACCOUNTANTS

Our current auditor is PricewaterhouseCoopers. During the past two years there have been no changes in, or disagreements with, our accountants on accounting and/or financial disclosure.

WHERE YOU CAN FIND MORE INFORMATION

Vsource files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials that Vsource files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Vsource to “incorporate by reference” the information it files with them, which means that Vsource can disclose important information to you without re-printing the information in this Information Statement by referring you to prior and future filings with the SEC. The information Vsource incorporates by reference is an important part of this Information Statement, and later information that Vsource files with the SEC will automatically update and supersede this information.

Vsource incorporates by reference the following documents filed by Vsource pursuant to the Securities Exchange Act of 1934:

Our Annual Report on form 10-K for the fiscal year ended January 31, 2004;

Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2004; and

Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act pertaining to this information statement.

You may request a copy of these filings (other than an exhibit to any of these filings unless Vsource has specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Vsource, Inc.

7855 Ivanhoe Avenue

Suite 200

LaJolla, California 92037

Telephone: (858) 551-2920

You should rely only on the information Vsource has provided or incorporated by reference in this Information Statement or any supplement. Vsource has not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement or any supplement is accurate as of any date other than the date on the front of the document.

Exhibit A

FORM OF AMENDMENT FOR

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

VSOURCE, INC.

(a Delaware corporation)

VSOURCE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:    The name of the Corporation is Vsource, Inc. The original Certificate of Incorporation of the Corporation was filed on November 8, 2000.

SECOND:    Pursuant to Section 242(b) of the Delaware General Corporation Law (the “DGCL”) the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

THIRD:    Pursuant to Section 242 of the DGCL, a new Section D is hereby added to Article 4 of the Certificate of Incorporation to read as follows:

“D.    Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State (the “Effective Time”), any shares of the Corporation’s Series 4-A Convertible Preferred Stock (the “Former Preferred”) previously issued and outstanding that have not been exchanged and cancelled shall automatically be cancelled and converted into and become 1,000 shares of common stock. After the Effective Time, each certificate representing the Former Preferred shall represent the right to receive a number of shares of common stock equal to the number of shares of Former Preferred represented by such certificate, multiplied by 1,000.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this              day of                 ,             , and the foregoing facts stated herein are true and correct.

VSOURCE, INC.

By:

Name:

Title: